UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )
______________________________________________________

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☐	Soliciting Material under §240.14a-12
Crinetics Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Crinetics Pharmaceuticals

Proxy Statement and Notice of 2026 Annual Meeting of Shareholders

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Notice of 2026 Annual Meeting of Shareholders

DATE & TIME
June 18, 2026 at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time)

LOCATION
6055 Lusk Boulevard, San Diego, CA 92121

RECORD DATE
Close of business on April 20, 2026

Dear Shareholder:
The annual meeting of shareholders of Crinetics Pharmaceuticals, Inc. will be held on June 18, 2026 at 8:00 a.m. Pacific Time (11 a.m. Eastern Time) via a live webcast, for the following purposes:
1.to elect three directors to serve as Class II directors for a three-year term to expire at the 2029 annual meeting of shareholders;
2.to consider and vote upon the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.to consider and vote upon, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and
4.to transact such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors (“Board”) has fixed the close of business on April 20, 2026 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.
Your vote is important. Whether or not you expect to attend our virtual annual meeting, please vote as soon as possible. If you received the Notice of Internet Availability of Proxy Materials, a proxy card was not sent to you and you may vote only via the Internet unless you either attend the virtual annual meeting or request that a proxy card and proxy materials be mailed to you. If you have requested that a proxy card and proxy materials be mailed to you, and you have received those materials, then you may vote via the Internet, by telephone or by mailing a completed proxy card. For specific voting instructions, please refer to the information provided in the accompanying proxy statement and in the Notice of Internet Availability of Proxy Materials.
All shareholders are cordially invited to attend the annual meeting. We appreciate your continued trust as we steward Crinetics toward its long-term strategic goals and the creation of sustainable shareholder value.

By Order of the Board of Directors,

/s/ R. Scott Struthers, Ph.D.
R. Scott Struthers, Ph.D.
President, Chief Executive Officer and Director
San Diego, California | April 29, 2026

Your vote is important. Please vote your shares whether or not you plan to attend the annual meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this proxy statement are forward-looking statements, including statements regarding the Company’s ability to effectively commercialize PALSONIFY, the expected timing of initiation of a Phase 2/3 program of atumelnant for ACTH-dependent Cushing’s syndrome; the plans and timelines for the clinical development of our drug candidates, including the therapeutic potential and clinical benefits or safety profile thereof; and the expected timing of additional research pipeline updates or the expected timing of the advancement of those programs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “upcoming” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this proxy statement and are subject to a number of risks, uncertainties and assumptions, including, without limitation, data that we report may change following completion or a more comprehensive review of the data related to the clinical studies; we may not be able to obtain, maintain and enforce our patents and other intellectual property rights, and it may be prohibitively difficult or costly to protect such rights; geopolitical events may disrupt the Company’s business and that of the third parties on which it depends, including delaying or otherwise disrupting its clinical studies and preclinical studies, manufacturing and supply chain, or impairing employee productivity; unexpected adverse side effects or inadequate efficacy of the Company’s product candidates that may limit their development, regulatory approval and/or commercialization; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of the Company’s clinical studies and nonclinical studies; regulatory developments or political changes, including policies related to pricing and pharmaceutical drug reimbursement, in the United States and foreign countries; clinical studies and preclinical studies may not proceed at the time or in the manner expected, or at all; the timing and outcome of research, development and regulatory review is uncertain, and the Company’s drug candidates may not advance in development; the Company may use its capital resources sooner than expected or our cash burn rate may accelerate; any future impacts to our business resulting from geopolitical developments outside our control; and the other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).
The events and circumstances reflected in the Company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing the Company can be found under the heading “Risk Factors” in the Company’s periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

6055 Lusk Boulevard
San Diego, CA 92121
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 18, 2026
The board of directors ("Board") of Crinetics Pharmaceuticals, Inc. is soliciting the enclosed proxy for use at the annual meeting of shareholders on June 18, 2026 at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time). The annual meeting will be a virtual meeting, which will be conducted via live webcast.
All references to “Crinetics,” “we,” “us,” “our” and “Company” in these proxy materials refer to Crinetics Pharmaceuticals, Inc.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on June 18, 2026:
This proxy statement and our Annual Report on Form 10-K are available electronically at www.proxyvote.com.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We sent you the proxy notice because our Board is soliciting your proxy to vote at our annual meeting, including at any adjournments or postponements of the meeting. We have elected to provide access to the full proxy materials over the Internet and have provided our shareholders with instructions on how to access the proxy materials in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received.
Rules adopted by the SEC allow us to provide access to our proxy materials over the Internet. All shareholders will have the ability to access the proxy materials on the website at www.proxyvote.com, or may request a printed set of the proxy materials. Instructions on how to access the proxy materials or to request a printed copy may be found in the Notice.
Shareholders may follow the instructions in the Notice to elect to receive future proxy materials in print by mail or electronically by email. We encourage our shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and reduce the cost to us associated with the printing and mailing of materials.
We intend to mail the Notice on or about April 29, 2026, which is the date of filing the proxy materials with the SEC, to all shareholders of record entitled to vote at the annual meeting.
How do I attend the annual meeting?
This year’s annual meeting will be accessible only through the Internet via a live webcast. We have adopted a virtual only format for our annual meeting.
You are entitled to participate in the annual meeting if you were a shareholder as of the close of business on our record date of April 20, 2026 or hold a valid proxy for the annual meeting. To be admitted to the annual meeting’s live webcast, you must have your 16 digit Control Number found in your proxy materials and log in at the following URL address at www.virtualshareholdermeeting.com/CRNX2026 as described in the Notice or proxy card. As part of the registration process, you must enter the 16-digit Control Number shown on your Notice or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the annual meeting.

How do I ask questions at the virtual annual meeting?
You may submit a question in advance of the annual meeting at www.proxyvote.com after logging in with the 16-digit Control Number shown on your Notice or proxy card. If you wish to submit a question, on the day of the annual meeting, beginning at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, June 18, 2026, you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/CRNX2026, and follow the instructions there. Our virtual meeting will be governed by our Rules of Conduct and Procedures, which will address the ability of shareholders to ask questions during the annual meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.
Who can vote at the annual meeting?
Only shareholders of record at the close of business on the record date for the 2026 annual meeting, April 20, 2026, are entitled to vote at the annual meeting. At the close of business on the record date, there were 105,439,535 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.
Shareholders of Record: Shares Registered in Your Name
If, on the record date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote at the annual meeting if you attend online or vote by proxy. Whether or not you plan to attend the annual meeting online, we encourage you to vote by proxy via the Internet, by telephone or by mail, as instructed below to ensure your vote is counted.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. As discussed above, if you are a street name shareholder, you are invited to attend and vote your shares at the annual meeting online by entering your 16-digit Control Number found in your proxy materials at www.virtualshareholdermeeting.com/CRNX2026.
How many votes do I have?
Each share of our common stock that you own as of April 20, 2026 entitles you to one vote.
What am I voting on?
There are three proposals scheduled for a vote:
Proposal 1: To elect three directors to serve as Class II directors for a three-year term to expire at the 2029 annual meeting of shareholders.
Proposal 2: To consider and vote upon the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
Proposal 3: To consider and vote upon, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
How does the Board recommend that I vote?
The Board recommends that you vote:
•“For” each of the nominees for election as director;
•“For” the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
•“For” the approval of, on an advisory basis, the compensation of our named executive officers.

How do I vote?
With respect to the election of directors, you may either vote “For” the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the selection of PwC as our independent registered public accounting firm, you may vote “For,” “Against” or “Abstain” from voting. With respect to the vote to approve, on an advisory basis, the compensation of our named executive officers, you may vote “For,” “Against” or “Abstain” from voting.
Shareholders of Record: Shares Registered in Your Name
If you are a shareholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the virtual annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure that your vote is counted.
•Via the Internet: You may vote at www.proxyvote.com, 24 hours a day, seven days a week, by following the instructions provided in the Notice. Votes submitted via the Internet must be received by 8:59 p.m. Pacific Time (11:59 p.m. Eastern Time) on June 17, 2026.
•By Telephone: If you request printed copies of the proxy materials by mail, you may vote using a touch-tone telephone by calling (866) 690-6903, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Control Number shown on your proxy card. Votes submitted by telephone must be received by 8:59 p.m. Pacific Time (11:59 p.m. Eastern Time) on June 17, 2026.
•By Mail: If you request printed copies of the proxy materials by mail, you may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed.
•At the Virtual Annual Meeting: You may vote during the virtual annual meeting through www.virtualshareholdermeeting.com/CRNX2026. To be admitted to the annual meeting and vote your shares, you must access the virtual meeting at www.virtualshareholdermeeting.com/CRNX2026 and provide the 16-digit Control Number shown on your Notice or proxy card.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions from that organization rather than directly from us. Please check with your bank, broker, or other agent and follow the voting instructions they provide to vote your shares. Generally, you have three options for returning your proxy.
•By Method Listed on Voting Instruction Card: Please refer to your voting instruction card or other information provided by your bank, broker or other agent to determine whether you may vote by telephone or electronically on the Internet and follow the instructions on the voting instruction card or other information provided by your broker, bank or other agent. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank, broker, or other agent does not offer Internet or telephone voting information, please follow the other voting instructions they provide to vote your shares.
•By Mail: You may vote by signing, dating, and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank or other agent.
•At the Virtual Annual Meeting: To vote online during the virtual annual meeting, follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request the proxy form authorizing you to vote the shares. You can attend the annual meeting virtually at www.virtualshareholdermeeting.com/CRNX2026 starting 15 minutes prior to the start of the annual meeting.

May I revoke my proxy?
If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the four following ways:
•you may mail in another signed, timely-delivered proxy with a later date (only the latest signed proxy submitted prior to the annual meeting will be counted),
•you may authorize a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the annual meeting will be counted),
•you may notify our Corporate Secretary, Garlan Adams, at Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121, Attention: Corporate Secretary, in writing before the annual meeting that you have revoked your proxy, after which you are entitled to submit a new proxy prior to the annual meeting or vote during the virtual annual meeting, or
•you may submit an electronic ballot during the annual meeting.
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. The presence at the annual meeting, by virtual attendance or by proxy, of holders representing a majority of our outstanding common stock as of April 20, 2026, or approximately 52,719,769 shares, constitutes a quorum at the annual meeting, permitting us to conduct our business. The inspector of election will determine whether a quorum is present and will tabulate the votes cast at the annual meeting.
How will my shares be voted if I do not specify how they should be voted?
If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted at the annual meeting in accordance with the Board’s recommendation on all matters presented for a vote at the annual meeting. If you vote via the internet, by telephone, or sign and return a proxy card by mail but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with the Board’s recommendation.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares.
What are broker non-votes and do they count for determining a quorum?
Shares represented by proxies that reflect a broker non-vote will be counted as present for purposes of determining the presence of a quorum. As discussed above, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares on a particular matter. A broker has discretionary power to vote shares without instruction from the beneficial owner on routine matters, such as the ratification of the selection of PwC as our independent registered public accounting firm. Thus, broker non-votes are not expected on that proposal. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters. With regard to the election of directors and the advisory vote to approve the compensation of the named executive officers, which are considered non-routine matters, broker non-votes will have no effect because they are not considered votes cast.
What is an abstention and how will votes withheld and abstentions be treated?
Shares of common stock held by persons attending the virtual annual meeting but not voting, and shares represented by proxies that reflect withheld votes or abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the ratification of the selection of PwC and the advisory vote to approve the compensation of the named executive officers, represents a shareholder’s affirmative choice to decline to vote on a proposal. Votes withheld have no effect on the election of directors, as the three directors that receive the highest number of votes will be elected, and abstentions are not considered to be a vote cast and will have no effect on the ratification of the selection of PwC or the advisory vote to approve the compensation of the named executive officers.
Do I have dissenters’ rights of appraisal?
Our shareholders do not have appraisal rights under Delaware law or under our governing documents with respect to the matters to be voted upon at the annual meeting.
What vote is required to approve each proposal?

Proposal	Vote Required	Effect of Votes Withheld / Abstentions and Broker Non-Votes

Proposal 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II directors.	Votes withheld and broker non-votes will have no effect.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast for or against the matter.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

Proposal 3: Approval, on an advisory basis, of the Compensation of the Named Executive Officers	The affirmative vote of a majority of the votes cast for or against the matter.	Abstentions and broker non-votes will have no effect.
Could other matters be decided at the annual meeting?
Our bylaws require that we receive advance notice of any proposal to be brought before the annual meeting by shareholders. As of the date of this proxy statement, there are no other matters that our Board intends to present for action at the annual meeting other than those referred to in this proxy statement. If any other matter were to come before the annual meeting, the proxy holders appointed by our Board will have the discretion to vote on those matters for you.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except: (1) as necessary for applicable legal requirements, (2) to allow for the tabulation and certification of the votes and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to our management.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers and other employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers, and other employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers and other agents for the cost of forwarding proxy materials to beneficial owners. Our costs for forwarding proxy materials will not be significant.
How do I obtain an Annual Report on Form 10-K?
All of our SEC filings are available free of charge in the “Investors—SEC Filings” section of our website at www.crinetics.com. If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2025 that we filed with the SEC on February 26, 2026, we will send you one without charge. Please write to:
Crinetics Pharmaceuticals, Inc.
6055 Lusk Boulevard
San Diego, CA 92121
Attn: Corporate Secretary

How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K to be filed by us with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results within four business days after the meeting and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires and hold office until the third annual meeting following election and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, or removal. As detailed in the section below, the composition of our Board is as follows: Class I consists of Matthew K. Fust, R. Scott Struthers, Ph.D., and Rogério Vivaldi Coelho, M.D.; Class II consists of Caren Deardorf, Weston Nichols, Ph.D. and Stephanie S. Okey, M.S.; and Class III consists of Camille L. Bedrosian, M.D. and Wendell Wierenga, Ph.D.
At this meeting, three nominees for director are to be elected as Class II directors for a three-year term expiring at our 2029 annual meeting of shareholders and until their successors are duly elected and qualified. The nominees, who were recommended for nomination by the nominating and corporate governance committee of our Board, are Caren Deardorf, Weston Nichols, Ph.D. and Stephanie S. Okey, M.S. The Class III directors have one year remaining on their terms of office and the Class I directors have two years remaining on their terms of office.
If no contrary indication is made, proxies in the accompanying form are to be voted for Ms. Deardorf, Dr. Nichols and Ms. Okey, or in the event that any of Ms. Deardorf, Dr. Nichols or Ms. Okey is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy. Each of Ms. Deardorf, Dr. Nichols and Ms. Okey is currently a member of our Board.
All of our directors bring to the Board’s significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or private equity and venture capital firms. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “Board Diversity and Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.
Information Regarding Directors
The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:
Nominees for Election to the Board of Directors
For a Three-Year Term Expiring at the
2029 Annual Meeting of Shareholders (Class II)

Name	Age	Present Position with Crinetics Pharmaceuticals, Inc.
Caren Deardorf	61	Director
Weston Nichols, Ph.D.	41	Director
Stephanie S. Okey, M.S.	66	Director
Caren Deardorf
•Independent
•Director since: 2022
•Committees: Nominating and Corporate Governance, Global Therapeutics Strategy and Access
Attributes and Skills
•Ms. Deardorf’s career includes roles at top biotech companies, leading global launch strategies, overseeing commercial expansion, branding, reimbursement plans, and the development of global brand franchises. She also has experience with pipeline management and program leadership responsibilities.
•Her executive leadership experience in the life science industry and extensive experience with pharmaceutical commercialization contributed to our Board’s conclusion that she should serve as a director of our company.
Career Highlights
•Chief Business & Strategy Officer, Neutrolis, Inc. (since 2025)
•Chief Commercial & Strategy Officer, Editas Medicine (2023 – 2025)

•Chief Commercial Officer, Magenta Therapeutics, Inc. (2021 – 2023)
•Chief Commercial Officer, Ohana Biosciences (2019 – 2021)
•Vice President of Global Product Development, Biogen (2017 - 2019)
Other Public Company Directorships
•NeuroSense Therapeutics Ltd (2021 – 2024)
Education
•Ms. Deardorf earned a B.S. degree in biology at Tufts University and a Master of Business Administration from Olin Graduate School of Business at Babson College.
Weston Nichols, Ph.D
•Independent
•Director since: 2018
•Committees: Audit, Research and Development
Attributes and Skills
•Dr. Nichols’ experience as a venture capitalist in the life science industry, combined with his deep technical background in biological engineering and biology, provides the Board with significant expertise in investment strategy and biotech market analysis.
•His experience at leading investment firms and his leadership as a founder of a biotechnology-focused fund contributed to our Board’s conclusion that he should serve as a director of our company.
Career Highlights
•Managing Partner, Lynx1 Capital (since 2020)
•Analyst, Perceptive Advisors (2016 – 2020)
•Analyst, Balyasny Asset Management (2015 – 2016)
•Biotechnology Equity Research Associate, SunTrust Robinson Humphrey (2014)
Education
•Dr. Nichols holds a B.S. in biological engineering from Cornell University and a Ph.D. in biology from Caltech.
Stephanie S. Okey, M.S.
•Independent
•Director since: 2019
•Committees: Compensation (Chair), Nominating and Corporate Governance, Global Therapeutics Strategy and Access
Attributes and Skills
•Ms. Okey possesses over 35 years of biopharmaceutical industry experience, with a focus on rare and genetic diseases, including executive leadership of North American commercial operations and general management. Ms. Okey has extensive experience developing patient-centric commercialization models in rare disease, including the development of center-based and multidisciplinary care approaches that improve patient identification, access, and outcomes.
•Her executive leadership experience in the life science industry and service on various biopharmaceutical company boards contributed to our Board’s conclusion that she should serve as a director of our company.
Career Highlights
•Senior Vice President, Head of North America, Rare Diseases & U.S. General Manager, Genzyme (a Sanofi company) (2012 – 2015)
•Vice President and General Manager, U.S. Genetic Diseases Business Unit, Genzyme (2011 – 2012)
•Various Leadership Roles, Genzyme, Genentech, Inc., and Bristol Myers Squibb (1986 – 2011)

Other Public Company Directorships
•Catalent, Inc. (2023 – 2024; acquired by Novo Holdings)
•Orphazyme (2021 – 2022)
•PTC Therapeutics (since 2018)
•Albireo Pharma, Inc. (2018 – 2023; acquired by Ipsen)
Other Directorships and Affiliations
•Board of Directors, City of Hope Medical Center (since 2024)
•Board of Directors, California Life Sciences Association (2014 – 2016)
Education
•Ms. Okey holds a B.S. degree in Zoology from the Ohio State University and a M.S. degree in Immunology and Medical Microbiology from Wright State University.
Members of the Board of Directors Continuing in Office
Term Expiring at the
2027 Annual Meeting of Shareholders (Class III)

Name	Age	Present Position with Crinetics Pharmaceuticals, Inc.
Camille Bedrosian, M.D.	73	Director
Wendell Wierenga, Ph.D.	78	Chairperson of the Board of Directors
Camille Bedrosian, M.D.
•Independent
•Director since: 2020
•Committees: Research and Development (Chair), Nominating and Corporate Governance, Global Therapeutics Strategy and Access
Attributes and Skills
•Dr. Bedrosian brings extensive leadership experience in the life science industry, specifically in rare disease drug development and global regulatory matters.
•Her background as a Chief Medical Officer across multiple biopharmaceutical companies and her academic tenure in hematology and oncology provide the Board with critical clinical and drug development expertise.
Career Highlights
•Chief Medical Officer, Amylyx Pharmaceuticals, Inc. (since 2023)
•Executive VP and Chief Medical Officer, Ultragenyx Pharmaceutical Inc. (2018 – 2023)
•Senior VP and Chief Medical Officer, Alexion Pharmaceuticals, Inc. (2008 – 2018)
•VP and Chief Medical Officer, Ariad Pharmaceuticals, Inc. (2002 – 2008)
•Clinical Research & Development, Wyeth/Genetics Institute, Inc. (1997 – 2002)
Other Public Company Directorships
•Rhythm Pharmaceuticals, Inc. (2020 – 2025)
Education
•Dr. Bedrosian received her A.B. degree in Chemistry from Harvard University, her M.S. in Biophysics from M.I.T., and her M.D. from Harvard Medical School.
Wendell Wierenga, Ph.D.
•Independent Chair
•Director since: 2015
•Committees: Nominating and Corporate Governance (Chair), Compensation, Research and Development

Attributes and Skills
•Dr. Wierenga provides over four decades of experience in research, drug discovery, and development, including clinical research, regulatory affairs, and manufacturing.
•His extensive background as a public company executive and his ability to contribute to the Board's understanding of complex technical matters are vital to the company's growth.
Career Highlights
•Executive VP, Research and Development, Santarus, Inc. (2011 – 2014; acquired by Salix)
•Executive VP, Research and Development, Ambit Biosciences Corp. (2007 – 2011)
•Executive VP, Research and Development, Neurocrine Biosciences, Inc. (2003 – 2006)
•CEO, Syrrx, Inc. (now part of Takeda)
•SVP, Worldwide Pharmaceutical Sciences, Parke-Davis/Warner Lambert (now Pfizer)
Other Public Company Directorships
•Cytokinetics Incorporated (Since 2011; Chair of Science and Technology Committee)
•Dermata Therapeutics, Inc. (Since 2016)
•Former Directorships: Onyx Pharmaceuticals (1996-2014), Anacor Pharmaceuticals (2014-2016), XenoPort, Inc. (2001-2016), Ocera Therapeutics (2014-2019), Apricus Biosciences (2015-2019), Concert Pharmaceuticals. (2013-2019)
Other Directorships
•Former Directorships: Aurora Biosciences (2000-2001), SRI International (2013-2019), Patara Pharma (2016-2019)
Education
•Dr. Wierenga holds a Ph.D. in Chemistry from Stanford University and a B.A. in Chemistry from Hope College.
Term Expiring at the
2028 Annual Meeting of Shareholders (Class I)

Name	Age	Present Position with Crinetics Pharmaceuticals, Inc.
R. Scott Struthers, Ph.D.	64	President, Chief Executive Officer and Director
Matthew K. Fust	61	Director
Rogério Vivaldi Coelho, M.D.	62	Director
R. Scott Struthers, Ph.D.
•Co-Founder, President and Chief Executive Officer
•Director since: 2008
•Committees: None (Management)
Attributes and Skills
•As the co-founder and CEO, Dr. Struthers provides the Board with intimate knowledge of the company’s business, operations, and strategic vision.
•He has over 40 years of experience in endocrinology and additional expertise in metabolism, including the initiation of efforts to develop orally active GnRH antagonists such as elagolix.
Career Highlights
•President and CEO, Crinetics Pharmaceuticals (since 2008)
•Senior Director and Head of Endocrinology and Metabolism, Neurocrine Biosciences, Inc. (1998 – 2008)
•Co-Founder, ScienceMedia Inc. (1995 – 1998)
•Contract Research Lead, Biosym Technologies (1992 – 1995)

Other Directorships and Affiliations
•Chairperson, Radionetics Oncology (since 2021)
•Board of Directors, Biotechnology Innovation Organization (BIO) (since 2026)
•Co-Founder, San Diego Entrepreneurs Exchange (since 2009)
Education
•Dr. Struthers holds a Ph.D. in Physiology and Pharmacology from the University of California, San Diego.
Matthew K. Fust
•Independent
•Director since: 2018
•Committees: Audit (Chair), Compensation
Attributes and Skills
•Mr. Fust brings significant financial expertise to the Board, specifically in the life sciences industry, having served as CFO for multiple biopharmaceutical companies.
•His experience overseeing financial operations, acquisitions, and serving on various audit committees qualifies him as a "financial expert" for the Board.
Career Highlights
•Board Member and Advisor, Various Life Science Companies (since 2013)
•Executive VP and CFO, Onyx Pharmaceuticals, Inc. (2009 – 2013; acquired by Amgen)
•CFO, Jazz Pharmaceuticals, Inc. (2003 – 2008)
•CFO, Perlegen Sciences (2002 – 2003)
•SVP and CFO, ALZA Corporation (1996 – 2002)
Other Public Company Directorships
•Atara Biotherapeutics, Inc. (Since 2014; Audit Committee)
•Ultragenyx Pharmaceutical Inc. (Since 2014; Audit and Nom/Gov Committees)
•Neumora Therapeutics, Inc. (Since 2020; Audit and Compensation Committees)
Education
•Mr. Fust received a B.A. from the University of Minnesota and an M.B.A. from the Stanford University Graduate School of Business.
Rogério Vivaldi Coelho, M.D.
•Independent
•Director since: 2022
•Committees: Audit, Research and Development, Global Therapeutics Strategy and Access (Chair)
Attributes and Skills
•Dr. Vivaldi has a 30 plus year career specializing in rare diseases, with deep expertise in global commercial operations, market access, and patient advocacy.
•His leadership in launching global therapies and building commercial franchises provides the Board with essential insights into the commercialization phase of drug development.
Career Highlights
•President and CEO, Sigilon Therapeutics, Inc. (2018 – 2023)
•Executive VP and Chief Global Therapeutics Officer, Bioverativ Inc. (2016 – 2018; acquired by Sanofi)
•Chief Commercial Officer, Spark Therapeutics, Inc. (2014 – 2016)
•Various Leadership Roles, Genzyme (20 years), including Head of Rare Disease Business and President of Renal & Endocrine Group.

Other Public Company Directorships
•Viatris Inc. (Since 2024)
Education
•Dr. Vivaldi holds an M.D. from the Federal University of Rio de Janeiro.
Board Skills Matrix
The following matrix highlights the mix of key skills and experiences of our director nominees and continuing directors. This matrix is intended to depict notable areas of focus for each director, and not having a mark does not mean that a particular director does not possess that skill or experience. Nominees have developed competencies in these skills through education, direct experience, and oversight responsibilities.

Director Skills and Qualifications	R. Scott Struthers, Ph.D.	Camille Bedrosian, M.D.	Caren Deardorf	Matthew K. Fust	Weston Nichols, Ph.D.	Stephanie S. Okey, M.S.	Rogério Vivaldi Coelho, M.D.	Wendell Wierenga, Ph.D.
Senior Executive Leadership	X	X	X	X	X	X	X	X
Therapeutic Area Expertise - Endocrinology	X	X			X	X	X
Clinical Development & Medical Affairs	X	X			X		X	X
Regulatory & Compliance		X	X	X	X	X	X	X
Global Market Access & Commercialization		X	X		X	X	X
Operations & Manufacturing		X						X
Corporate Strategy & Business Development	X		X	X	X	X	X	X
Finance & Capital Markets	X		X	X	X		X	X
Human Capital Management & Succession	X	X	X	X		X	X	X
Government Affairs & Public Policy			X			X	X
Technology & Cybersecurity	X				X		X	X
Board Independence
As required under the listing standards of the Nasdaq Global Select Market (“Nasdaq”), a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board on at least an annual basis. The Board consults with the Company's legal department to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the pertinent listing standards of Nasdaq, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions and relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors, other than Dr. Struthers, are “independent directors” within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company that would compromise their ability to exercise independent judgment. Dr. Struthers is not considered independent as he serves as our chief executive officer. There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Our Board is currently led by its chair, Wendell Wierenga, Ph.D. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We separate the roles of chief executive officer and chairperson of the Board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairperson of the Board provides guidance to the chief executive officer and presides over meetings of the full Board. We believe that this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.
Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight
Our Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.
The audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The Board, through the audit committee, oversees the management of risks from cybersecurity threats, including the policies, standards, processes and practices that the Company’s management implements to address risks from cybersecurity threats. The audit committee receives periodic presentations and reports on cybersecurity risks, which address a wide range of topics including, for example, recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends and information security considerations arising with respect to the Company’s peers and third parties. The audit committee would also receive prompt and timely information regarding any cybersecurity incident that would meet the applicable established reporting thresholds, as well as ongoing updates regarding such incident until it has been addressed. At least twice each year, the audit committee discusses the Company’s approach to cybersecurity risk management with a designated member of senior management.
The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our Board as a whole.
Board Meetings
Including telephonic meetings, our Board met six times during fiscal year 2025. In 2025, each director attended at least 75% of the total number of meetings held during such director’s term of service by the Board and each committee of the Board on which such director served.
Board Committees
Our Board has established five standing committees—audit, compensation, nominating and corporate governance, research and development and global therapeutics strategy and access—each of which operates under a charter that has been approved by our Board.
Audit Committee
The audit committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:
•appointing our independent registered public accounting firm;
•evaluating the qualifications, independence and performance of our independent registered public accounting firm;
•approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;
•discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;
•reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our Board any changes to such investment policy;
•reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;
•preparing the report that the SEC requires in our annual proxy statement;
•reviewing and approving any related party transactions and reviewing and monitoring compliance with our related-person transaction policy; and
•reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.
The members of our audit committee are Matthew K. Fust, Weston Nichols, Ph.D., and Rogério Vivaldi Coelho, M.D. Mr. Fust serves as the chair of the audit committee. The audit committee met four times during fiscal year 2025. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Fust is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Our Board has determined each of Mr. Fust, Dr. Nichols and Dr. Vivaldi is independent under the applicable rules of the SEC and Nasdaq. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq, which the audit committee reviews and evaluates at least annually.
Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to the audit committee.
Compensation Committee
The compensation committee approves policies relating to compensation and benefits of our officers and employees. The compensation committee approves corporate performance goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The compensation committee also approves the issuance of stock options and other awards under our equity plan. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.
This committee’s other responsibilities include, among other things:
•reviewing and recommending director compensation;
•reviewing and approving executive employment, severance, and change-in-control arrangements;
•reviewing, approving, and overseeing incentive compensation and equity-based plans;
•reviewing and discussing the CD&A and recommending its inclusion in SEC filings;
•preparing the compensation committee report;
•overseeing clawback policies and compensation-related risk assessments;
•reviewing CEO and senior management succession planning; and
•retaining and overseeing compensation consultants and other advisers.
The members of our compensation committee are Stephanie S. Okey, M.S., Matthew K. Fust, and Wendell Wierenga, Ph.D. Ms. Okey serves as the chair of the compensation committee. The compensation committee met five times during fiscal year 2025. Our Board has determined that each of Ms. Okey, Mr. Fust, and Dr. Wierenga is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter, which the compensation committee reviews and evaluates at least annually.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for assisting our Board in discharging the board’s responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at our annual meetings of shareholders (or special meetings of shareholders at which directors are to be elected), and the selection of candidates to fill any vacancies on our Board and any committees thereof. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies, reporting and making recommendations to our Board concerning governance matters and oversight of the evaluation of our Board.
The members of our nominating and corporate governance committee are Wendell Wierenga, Ph.D., Camille L. Bedrosian, M.D., Caren Deardorf, and Stephanie S. Okey, M.S. Dr. Wierenga serves as the chair of the nominating and corporate governance committee. The nominating and corporate governance committee met three times during fiscal year 2025. Our Board has determined that each of Dr. Wierenga, Dr. Bedrosian, Ms. Deardorf, and Ms. Okey is independent under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter, which the nominating and corporate governance committee reviews and evaluates at least annually.
Research and Development Committee
The research and development committee is responsible for, among other things, advising and assisting our Board in developing our research and development strategy, reviewing and evaluating our long-term strategic goals and objectives, as well as progress, of our research and development programs, reviewing and evaluating the resources we make available for our research and development activities and our investment in our research, development and technology programs, and advising on scientific matters involving the safety and effectiveness of our drug candidates.
The members of our research and development committee are Camille L. Bedrosian, M.D., Weston Nichols, Ph.D., Rogério Vivaldi Coelho, M.D. and Wendell Wierenga, Ph.D. Dr. Bedrosian serves as the chair of the research and development committee. The research and development committee met four times during fiscal year 2025. The research and development committee operates under a written charter, which the research and development committee will review and evaluate from time to time.
Global Therapeutics Strategy and Access Committee
The global therapeutics strategy and access committee is responsible for, among other things, advising and assisting our Board on oversight, evaluation and guidance regarding our overall investment in and strategic direction with respect to our product commercialization efforts and providing strategic and operational advice on prioritization decisions regarding the allocation, deployment, utilization of and investment in our products and advancement of therapeutics strategy and operations.
The members of our global therapeutics strategy and access committee are Rogério Vivaldi Coelho, M.D., Camille L. Bedrosian, M.D., Caren Deardorf, and Stephanie Okey, M.S. Dr. Vivaldi serves as the chair of the committee. The global therapeutics strategy and access committee was established in September 2024 and met six times during fiscal year 2025. The global therapeutics strategy and access committee operates under a written charter, which the global therapeutics strategy and access committee will review and evaluate from time to time.
Report of the Audit Committee of the Board of Directors
The audit committee oversees the Company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The audit committee reviewed with BDO USA, P.C., which was responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the audit committee has discussed with BDO USA, P.C., its independence from management and the Company, has received from BDO USA, P.C. the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, P.C.’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditor's independence.

The audit committee met with BDO USA, P.C. to discuss the overall scope of its services, the results of its audit and reviews, and the overall quality of the Company’s financial reporting. BDO USA, P.C., as the Company’s former independent registered public accounting firm, also periodically updated the audit committee about new accounting developments and their potential impact on the Company’s reporting. The audit committee’s meetings with BDO USA, P.C. were held with and without management present. The audit committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the audit committee has recommended to the Company’s board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025.
This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors
Matthew K. Fust (chairperson)
Weston Nichols, Ph.D.
Rogério Vivaldi Coelho, M.D.
Compensation Committee Interlocks and Insider Participation
Stephanie S. Okey, M.S. (chairperson), Matthew K. Fust and Wendell Wierenga, Ph.D. served on our compensation committee during the 2025 fiscal year. None of the members of our compensation committee during the 2025 fiscal year has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.
Board Diversity and Director Nomination Process
Director Qualifications
Our nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
•personal and professional integrity, ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly-held company;
•experience as a board member or executive officer of another publicly-held company;
•strong finance and accounting and/or executive compensation practices experience;
•strong leadership skills and the ability to make mature business judgments;
•whether the candidate has the time required for preparation, participation and attendance at Board and committee meetings;
•diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our Board;

•diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;
•experience relevant to our business industry and with relevant social policy concerns; and
•relevant academic expertise or other proficiency in an area of our business operations.
Currently, our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and our shareholders. The nominating and corporate governance committee does, however, believe it appropriate for at least one, and preferably, several, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of our Board to meet the definition of “independent director” under Nasdaq qualification standards. The nominating and corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our Board. The Board currently includes three female members and two members who self-identify as members of underrepresented communities.
Identification and Evaluation of Nominees for Directors
The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our Board willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective or expertise.
If any member of our Board does not wish to continue in service or if our Board decides to expand the size of the board or to not re-nominate a member for re-election, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating and corporate governance committee generally polls our Board and members of management for their recommendations or uses third-party search firms to identify candidates. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent shareholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our Board.
The nominating and corporate governance committee evaluates nominees recommended by shareholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our shareholders, and we do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by members of our Board, management or other parties are evaluated.
Under our amended and restated bylaws, a shareholder wishing to suggest a candidate for a director position should write to our Corporate Secretary and provide such information about the shareholder and the proposed candidate as is set forth in our amended and restated bylaws and, if applicable, as would be required by SEC rules to be included in a proxy statement, in each case, in accordance with the procedures and timelines detailed in the section below entitled “Shareholder Proposals.”

Board Diversity
The following table presents our Board diversity statistics, as self-disclosed by our directors.

Board Diversity (As of April 20, 2026)
Total Number of Directors	8
Part I: Gender Identity	Female	Male
Directors	3	5
Part II: Demographic Background
White	7
Hispanic	1
LGBTQ+	1
Director Attendance at Annual Meetings
We do not have a formal policy regarding attendance by members of our Board at our annual meeting. All of our directors attended our annual meeting of shareholders in 2025.
Communications with our Board
Shareholders seeking to communicate with our Board should submit their written comments to our Corporate Secretary, Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121, Attention: Corporate Secretary. The Corporate Secretary will forward such communications to each member of our Board; provided that, if in the opinion of our Corporate Secretary it would be inappropriate to send a particular shareholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).
Insider Trading Compliance Policy
We maintain an Insider Trading Compliance Policy, which governs the purchase, sale or other disposition of Company securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of Nasdaq. Our directors, officers and employees are subject to certain “blackout periods,” and certain directors, officers and employees are subject to pre-clearance requirements prior to effecting any transaction involving our securities, except for trades made pursuant to a pre-approved Rule 10b5-1 trading plan. These restrictions apply to any entities or family members whose trading activities are controlled or influenced by such director, officer or employee. A copy of our Insider Trading Compliance Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025.
Prohibition Against Pledging and Hedging
Our Insider Trading Compliance Policy also prohibits our officers, directors and employees pledging our stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts, except in limited circumstances where prior written approval is obtained in accordance with the policy. It further prohibits margin purchases of our stock, short sales of our stock, and any transactions in puts, calls or other derivative securities involving our stock.
Corporate Governance
Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Research and Development Committee Charter and Global Therapeutics Strategy and Access Committee Charter are available, free of charge, on our website at www.crinetics.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents and our company’s other corporate governance documents, free of charge, to any shareholder upon written request to Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121, Attention: Corporate Secretary.

Director Compensation
In June 2025, after consultation with Pearl Meyer, the compensation committee's independent compensation consultant, regarding director compensation relative to the market and our peer group, our Board, upon recommendation from the compensation committee, adopted an amended non-employee director compensation program, effective as of July 1, 2025, as follows: (1) our non-employee directors receive an annual retainer of $50,000, with an additional $35,000 annual retainer payable to the Chair of the Board; (2) non-employee directors serving as the chairs of the audit, compensation, nominating and corporate governance, research and development and global therapeutics strategy and access committees receive additional annual retainers of $20,000, $15,000, $10,000, $15,000 and $15,000, respectively; (3) non-employee directors serving as members (but not chairs) of the audit, compensation, nominating and corporate governance, research and development and global therapeutics strategy and access committees receive additional annual retainers of $10,000, $7,500, $5,000, $7,500 and $7,500, respectively; (4) each non-employee director who is initially elected or appointed to the Board receives an initial equity award consisting of the lesser of (i) 15,525 stock options and 10,350 restricted stock units (“RSUs”) or (ii) a number of stock options and RSUs that results in an aggregate grant date fair value of $780,000, in each case, vesting over three years in three equal annual installments on each of the first three anniversaries of the grant date, subject to continuous service as a director through each vesting date, and (5) each non-employee director who is serving on the Board as of the date of any annual meeting of our shareholders and has been serving as a non-employee director for at least six months as of the date of such meeting receives an annual equity award consisting of the lesser of (i) 10,350 stock options and 6,900 RSUs or (ii) a number of stock options and RSUs that results in an aggregate grant date fair value of $520,000, in each case, vesting on the earlier of the first anniversary date of grant or the next occurring annual meeting of our shareholders, subject to continuous service as a director through such vesting date.
Our Board intends to continue to review the director compensation program and may make adjustments from time to time to the cash and equity compensation paid to our non-employee directors based on market practices and the input of the compensation committee's independent compensation consultant.
Compensation under our non-employee director compensation program is subject to the annual limits on non-employee director compensation set forth in our 2018 Incentive Award Plan (the “2018 Plan”). Specifically, the 2018 Plan provides that the sum of any cash compensation or other compensation and the grant date fair value (as determined in accordance with ASC 718, or any successor thereto) of any equity awards granted as compensation for services as a non-employee director during any fiscal year may not exceed $750,000, increased to $1,000,000 in the fiscal year of a non-employee director’s initial service as a non-employee director. Our Board or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant, subject to the annual limit on non-employee director compensation set forth in the 2018 Plan. As provided in the 2018 Plan, our Board or its authorized committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board or its authorized committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving non-employee directors.
We reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.

The following table summarizes cash and stock compensation received by our non‑employee directors during the year ended December 31, 2025. Dr. Struthers is not included in the following table as he served as an executive officer during 2025, and his compensation is included in the Summary Compensation Table in the “Compensation Discussion and Analysis” section below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Camille Bedrosian, M.D.	74,875	223,077	202,515	500,467
Caren Deardorf	59,875	223,077	202,515	485,467
Matthew K. Fust	73,000	223,077	202,515	498,592
Weston Nichols, Ph.D.	68,252	223,077	202,515	493,844
Stephanie S. Okey, M.S.	74,875	223,077	202,515	500,467
Rogério Vivaldi Coelho, M.D.	81,750	223,077	202,515	507,342
Wendell Wierenga, Ph.D.	103,025	223,077	202,515	528,617
(1)Represents grants of RSUs and stock options pursuant to the amended non-employee director compensation program, as in effect on December 31, 2025. The amounts are valued based on the aggregate grant date fair value of the RSUs and option awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"). See Note 10 to our consolidated financial statements in our Annual Report on Form 10‑K for the year ended December 31, 2025 filed with the SEC on February 26, 2026, for a discussion of the relevant assumptions used in determining the grant date fair value pursuant to ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Whether, and to what extent, a non‑employee director realizes a financial benefit from the awards will depend on our stock price performance and the non‑employee director’s continued service on our board.
The aggregate number of shares subject to RSUs and stock options outstanding at December 31, 2025 for each                 non‑employee director who served on our Board during 2025 was as follows:

Name	Number of Securities Underlying RSUs Outstanding at December 31, 2025	Number of Securities Underlying Options Outstanding at December 31, 2025
Camille Bedrosian, M.D.	6,900	100,350
Caren Deardorf	6,900	79,725
Matthew K. Fust	6,900	42,442
Weston Nichols, Ph.D.	6,900	100,350
Stephanie S. Okey, M.S.	6,900	95,350
Rogério Vivaldi Coelho, M.D.	6,900	84,100
Wendell Wierenga, Ph.D.	6,900	100,350
Vote Required; Recommendation of the Board
If a quorum is present and voting at the annual meeting, directors shall be elected by a plurality of votes cast, meaning that the three nominees receiving the highest number of shares voted “For” their election will be elected to our Board. Votes withheld from any nominee and broker non-votes will be counted only for purposes of determining a quorum and are not considered votes cast for the foregoing purpose. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF CAREN DEARDORF, WESTON NICHOLS, PH.D., AND STEPHANIE S. OKEY, M.S.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has selected PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the shareholders at the annual meeting. Representatives of PwC are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Shareholder ratification of the selection of PwC as the Company’s independent registered public accounting firm is not required by Delaware law, the Company’s amended and restated certificate of incorporation, or the Company’s amended and restated bylaws. However, the audit committee is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.
Changes in Independent Registered Accounting Firm
Dismissal of Independent Registered Public Accounting Firm
On February 27, 2026, the audit committee approved the dismissal of BDO USA, P.C. ("BDO") as the Company’s independent registered public accounting firm.
The reports of BDO on the Company's consolidated financial statements for the fiscal years ended December 31, 2025 and 2024 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2025 and 2024, and in the subsequent interim period through February 27, 2026, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and BDO on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the matter in their reports, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).
Appointment of New Independent Registered Public Accounting Firm
On February 27, 2026, the audit committee approved the appointment of PwC as the Company’s new independent registered public accounting firm for the fiscal year ended December 31, 2026. During the fiscal years ended December 31, 2025 and 2024 and in the subsequent interim period through February 27, 2026, the Company, nor any party on its behalf, has not consulted with PwC regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Independent Registered Public Accounting Firm’s Fees
The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2025 and 2024, by BDO, our former independent registered public accounting firm.

	Year Ended December 31,
	2025	2024
Audit Fees (1)	$701,979	$801,266
Audit-Related Fees	—	—
Tax Fees (2)	99,467	81,727
All Other Fees	—	—
Total	$801,446	$882,993
(1)Audit Fees consist of fees billed for professional services performed by BDO for the audit of our annual financial statements, the review of our registration statements, the quarterly review of our financial statements, and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)Tax Fees consist of fees billed for professional services by BDO for tax compliance and related services that are normally provided in connection with statutory and regulatory filings or engagements.
The audit committee has considered whether the provision of non-audit services was compatible with maintaining the independence of BDO, and has concluded that it was compatible.
Pre-Approval Policies and Procedures
Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal year ended December 31, 2025. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
Vote Required; Recommendation of the Board
The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively on the proposal will be required to ratify the selection of PwC, meaning the number of shares voted “For” the proposal must exceed the number of shares voted “Against” the proposal. Abstentions and broker non-votes, if any, will not be counted toward the tabulation of votes cast on this proposal and will have no effect on the proposal. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes are expected to result from this proposal.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3: APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
In accordance with the rules of the SEC, we are providing shareholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. Although the vote is non‑binding, our compensation committee and Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long‑term business objectives necessary to create shareholder value. We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and Board believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say‑on‑pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our shareholders vote “FOR” the following resolution:
“RESOLVED, that Crinetics Pharmaceuticals, Inc.’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Crinetics Pharmaceuticals, Inc.’s Proxy Statement for the Annual Meeting.”
Vote Required; Recommendation of the Board
The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively on the proposal will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions and broker non-votes will not be counted toward the tabulation of votes cast on this proposal and will have no effect on the proposal. The approval of Proposal 3 is a non-routine proposal on which a broker or other nominee does not have discretionary authority to vote.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information relating to the beneficial ownership of our common stock as of April 20, 2026, by:
•each of our named executive officers;
•each of our directors;
•all directors and executive officers as a group; and
•each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.
The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 105,439,535 shares of common stock outstanding on April 20, 2026. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 20, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. In each case, fractional shares have been rounded up or down, as applicable, to the nearest whole share.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121. We believe, based on information provided to us, that each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to applicable community property laws.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Shareholders
FMR LLC (1)	13,957,269	13.2%
Wellington Management Group LLP (2)	8,381,991	7.9%
Farallon Capital Partners, L.P. (3)	8,024,098	7.6%
Named Executive Officers and Directors
R. Scott Struthers, Ph.D. (4)	2,578,188	2.4%
Tobin Schilke (5)	35,246	*
Stephen Betz, Ph.D. (6)	677,316	*
Dana Pizzuti, M.D. (7)	118,023	*
Jeff Knight (8)	191,531	*
Marc Wilson (9)	287,891	*
Camille Bedrosian, M.D. (10)	116,650	*
Matthew K. Fust (11)	65,278	*
Weston Nichols, Ph.D. (12)	116,650	*
Stephanie S. Okey, M.S. (13)	108,650	*
Wendell Wierenga, Ph.D. (14)	216,496	*
Caren Deardorf (15)	96,025	*
Rogério Vivaldi Coelho, M.D. (16)	100,400	*
All current directors and executive officers as a group (10 persons) (17)	4,110,899	3.8%
*Less than 1%.
(1)Consists of 13,957,269 shares of common stock. FMR LLC and Abigail P. Johnson have sole dispositive power with respect to all of the shares, and FMR LLC has sole voting power with respect to 13,955,017 of the shares. The principal business address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210. Information regarding these shares is based solely on the Schedule 13G/A filed on May 12, 2025 by FMR, LLC and Abigail P. Johnson.

(2)Consists of 8,381,991 shares of common stock. Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP (collectively with Wellington Management Company LLP, “Wellington”) have shared voting power with respect to 7,386,849 shares and shared dispositive power with respect to 8,381,991 shares. Wellington Management Company LLP reported shared voting power with respect to 7,344,228 shares and shared dispositive power with respect to 7,928,191 shares. The address for Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston MA 02210. Information regarding these shares is based on the Schedule 13G/A filed on November 12, 2025 by Wellington.
(3)Consists of 8,024,098 shares of common stock. Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Four Crossings Institutional Partners V, L.P., Farallon Capital Offshore Investors II, L.P., Farallon Capital (AM) Investors, L.P., Farallon Capital F5 Master I, L.P., and Farallon Healthcare Partners Master, L.P. (together, the “Farallon Parties”) The Farallon Parties have shared voting power and shared dispositive power with respect to all 8,024,098 shares. The address for the Farallon Parties is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111. Information regarding these shares is based on the Schedule 13G/A filed on February 5, 2026 by the Farallon Parties.
(4)Includes (i) 977,205 shares of common stock held by various family trusts of which Dr. Struthers is the trustee or investment advisor, (ii) 228,115 shares of common stock held directly by Dr. Struthers, (iii) 1,000 shares of common stock held directly by Dr. Struthers’ spouse and (iv) 1,371,868 shares of common stock underlying options held by Dr. Struthers that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(5)Includes 7,121 shares of common stock and 28,125 shares of common stock underlying options held by Mr. Schilke that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(6)Includes 57,451 shares of common stock and 619,865 shares of common stock underlying options held by Dr. Betz that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(7)Dr. Pizzuti ceased serving as Chief Medical and Development Officer of the Company, effective December 31, 2025 after which she remained with the Company as an employee in the role of Strategic Regulatory and Development Advisor through March 31, 2026. Includes 4,337 shares of common stock as of March 31, 2026 and 113,686 shares of common stock underlying options held by Dr. Pizzuti that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(8)Mr. Knight ceased serving as Chief Development and Operating Officer of the Company effective, April 10, 2026. Includes 20,164 shares of common stock as of April 10, 2026 and 171,367 shares of common stock underlying options held by Mr. Knight that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(9)Mr. Wilson ceased serving as the Chief Financial Officer of the Company, effective February 28, 2025, after which he remained with the Company as an employee to assist with the transition of his duties to the Company’s current Chief Financial Officer, Tobin Schilke, through April 1, 2025. Includes 105,237 shares of common stock held by Mr. Wilson as of April 1, 2025 and 182,654 shares of common stock underlying options held by Mr. Wilson that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(10)Includes 9,400 shares of common stock, 6,900 shares of common stock underlying RSUs that will become vested within 60 days after April 20, 2026 and 100,350 shares of common stock underlying options held by Dr. Bedrosian that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(11)Includes 15,936 shares of common stock. 6,900 shares of common stock underlying RSUs that will become vested within 60 days after April 20, 2026 and 42,442 shares of common stock underlying options held by Mr. Fust that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(12)Includes 9,400 shares of common stock, 6,900 shares of common stock underlying RSUs that will become vested within 60 days after April 20, 2026 and 100,350 shares of common stock underlying options held by Dr. Nichols that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(13)Includes 6,400 shares of common stock, 6,900 shares of common stock underlying RSUs that will become vested within 60 days after April 20, 2026 and 95,350 shares of common stock underlying options held by Ms. Okey that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(14)Includes 109,246 shares of common stock, 6,900 shares of common stock underlying RSUs that will become vested within 60 days after April 20, 2026 and 100,350 shares of common stock underlying options held by Dr. Wierenga that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(15)Includes 9,400 shares of common stock, 6,900 shares of common stock underlying RSUs that will become vested within 60 days after April 20, 2026 and 79,725 shares of common stock underlying options held by Ms. Deardorf that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(16)Includes 9,400 shares of common stock, 6,900 shares of common stock underlying RSUs that will become vested within 60 days after April 20, 2026 and 84,100 shares of common stock underlying options held by Dr. Vivaldi that are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date.
(17)Consists of 1,440,074 shares of common stock, 48,300 shares of common stock underlying RSUs that will become vested within 60 days April 20, 2026 and 2,622,525 shares of common stock issuable upon exercise of outstanding options which are exercisable as of April 20, 2026 or that will become exercisable within 60 days after such date, as set forth in previous footnotes.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based on a review of Section 16 reports submitted on EDGAR and written representations from the reporting persons that, during the fiscal year ended December 31, 2025, our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.
EXECUTIVE OFFICERS
Our Executive Officers
The following table sets forth the name, age and position of each of our executive officers as of April 20, 2026.

Name	Age	Position
R. Scott Struthers, Ph.D.	63	President, Chief Executive Officer and Director
Tobin Schilke	51	Chief Financial Officer
Stephen Betz, Ph.D.	60	Chief Scientific Officer
Isabel Kalofonos	55	Chief Commercial Officer
The biography of R. Scott Struthers, Ph.D. can be found under “Proposal 1: Election of Directors.”
Tobin Schilke has served as our Chief Financial Officer since February 2025. Prior to joining Crinetics, Mr. Schilke served as chief financial officer at Revance Therapeutics, Inc. from November 2018 to February 2025, where he oversaw finance, investor relations, IT, and technical operations for a public company, supporting the transformation to a commercial company with two product launches. From 2016 to 2018, Mr. Schilke served as Chief Financial Officer at Achaogen, Inc., where he built out the financial planning and analysis, accounting, procurement, information technology, and facilities management functions. Earlier in his career, he spent more than a decade in increasing roles of responsibility at Roche/Genentech in corporate development, commercial finance, marketing and global operations. Mr. Schilke holds a bachelor’s degree in chemical engineering from Lafayette College, a master’s degree in chemical engineering from the University of California, Berkeley, and a master’s degree in business administration from Cornell University.
Stephen F. Betz, Ph.D. is a co-founder and has served as our Chief Scientific Officer since October 2021 and served as our Vice President of Biology from December 2009 to October 2021. Previously, from 2003 to 2009, Dr. Betz worked at Neurocrine Biosciences, Inc., as Director of Endocrinology and Metabolism, where he worked on the discovery and development of GnRH receptor antagonists and nonpeptide modulators of other endocrine targets. Prior to Neurocrine, from 2001 to 2003, Dr. Betz led laboratory efforts at GeneFormatics, Inc., and from 1996 to 2000, Dr. Betz worked in pharmaceutical discovery at Abbott Laboratories, including structure-guided drug design, assay development, and compound screening in the Research Nuclear Magnetic Resonance Group. In addition, since October 2021 Dr. Betz has served as a member of the scientific advisory board of Radionetics Oncology, a pharmaceutical company focused on the discovery and development of novel radiotherapeutics for oncology indications. Dr. Betz holds a B.S. in chemistry from the University of Delaware and a Ph.D. in chemistry from the University of North Carolina at Chapel Hill.
Isabel Kalofonos has served as our Chief Commercial Officer since December 2024. Most recently, she served as Chief Commercial Officer at Fulcrum Therapeutics, Inc. Prior to that, from April 2023 to August 2024, she served as Senior Vice President and Chief Commercial Officer at ImmunoGen (acquired by Abbvie), where she was responsible for leading the successful launch of ELAHERE (mirvetuximab). Prior to ImmunoGen, Ms. Kalofonos worked at Galderma from March 2020 to March 2023, where she served as Senior Vice President and Global Head of the Prescription Business Unit. Prior to Galderma, Ms. Kalofonos held roles of increasing responsibility at Takeda Pharmaceuticals (formerly Shire) from January 2012 to February 2020, most recently serving as Vice President and Head of the Hereditary Angioedema (HAE) franchise. In that role, she oversaw the global launch of TAKHZYRO (lanadelumab-flyo). Ms. Kalofonos holds an MBA in entrepreneurship and marketing from Babson College and an undergraduate degree in industrial engineering from Pontificia Universidad Javeriana.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis provides information about the material components of our executive compensation program for our “named executive officers” for 2025, consisting of the following persons:

Name	Position
R. Scott Struthers, Ph.D.	President, Chief Executive Officer and Director
Tobin Schilke (1)	Chief Financial Officer
Stephen Betz, Ph.D.	Chief Scientific Officer
Dana Pizzuti, M.D. (2)	Chief Medical and Development Officer
Jeff Knight (3)	Chief Operating Officer
Marc Wilson (4)	Former Chief Financial Officer
(1)Mr. Schilke succeeded Mr. Wilson as Chief Financial Officer effective February 28, 2025.
(2)Dr. Pizzuti served as Chief Medical and Development Officer of the Company through December 31, 2025, after which she remained with the Company as an employee, from January 1, 2026 through March 31, 2026.
(3)Mr. Knight's title and responsibilities changed from Chief Operating Officer to Chief Development and Operating Officer, effective January 2, 2026. Mr. Knight ceased serving as Chief Development and Operating Officer of the Company effective April 10, 2026.
(4)Mr. Wilson ceased serving as the Chief Financial Officer of the Company, effective February 28, 2025, after which he remained with the Company as an employee through April 1, 2025.
Specifically, this compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee and our Board arrived at specific compensation policies and decisions involving our named executive officers during the fiscal year ended December 31, 2025.
EXECUTIVE SUMMARY
Company Overview
Crinetics is a pharmaceutical company committed to transforming the treatment of endocrine diseases and endocrine-related tumors through science rooted in patient needs. We are focused on discovering, developing, and commercializing novel therapies, with a core expertise in targeting G protein coupled receptors (“GPCRs”) with small molecules that have specifically tailored pharmacology and properties.
Our lead product, PALSONIFYTM (paltusotine), is the first once-daily, oral treatment approved by the Food and Drug Administration (“FDA”) for the treatment of adults with acromegaly who had an inadequate response to surgery and/or for whom surgery is not an option. Paltusotine is also in clinical development for carcinoid syndrome (“CS”) associated with neuroendocrine tumors (“NETs”). Our deep pipeline of 10+ disclosed programs includes late-stage investigational candidate atumelnant, which is currently in development for congenital adrenal hyperplasia (“CAH”) and adrenocorticotrophic hormone (“ACTH”)-dependent Cushing’s syndrome (“ADCS”), and CRN09682, a nonpeptide drug conjugate (“NDC”) candidate that is being developed to treat somatostatin receptor type 2 (“SST2”) expressing NETs and other SST2 expressing solid tumors. Additional discovery programs address a variety of endocrine conditions such as NETs, Graves’ disease (including Graves’ hyperthyroidism and Graves’ orbitopathy, or Thyroid Eye Disease), polycystic kidney disease, hyperparathyroidism, diabetes, obesity, and GPCR-targeted oncology indications.
Business Highlights
In the year ended December 31, 2025, our executive team focused the Company’s efforts on the most critical business objectives and we achieved several key successes:
PALSONIFY
•On September 25, 2025, the FDA approved PALSONIFY as the first and only once-daily oral somatostatin receptor ligand for the treatment of adults with acromegaly who had an inadequate response to surgery and/or for whom surgery is not an option. We generated net product revenue of $5.4 million related to PALSONIFY sales during the three months ended December 31, 2025.
•2025 key metrics reflecting uptake from patients and healthcare providers, as well as payer feedback:

•More than 200 enrollment forms received, including 22 from U.S.-based open-label extension participants.
•Over 125 unique PALSONIFY prescribers, 50% of whom are from the community setting and 50% are from the pituitary treatment center setting.
•Approximately half of newly filled bottles were reimbursed without need for Quickstart bridge supplies.
•12-month duration of most prior authorizations with approximately half of newly filled bottles reimbursed.
Paltusotine
•The first patient was enrolled in the Phase 3 study of paltusotine for CS in November 2025.
•In February 2026, the Committee for Medicinal Products for Human Use (“CHMP”) of the European Medicines Agency adopted a positive opinion, recommending the marketing authorization of PALSONIFY for the medical treatment of adult patients with acromegaly. In April 2026, the European Commission (“EC”) formally adopted the CHMP's recommendation, granting marketing authorization for PALSONIFY.
Atumelnant
•In January 2025, we reported positive results from the first three cohorts of the Phase 2 TouCAHn open-label study of atumelnant in CAH. In January 2026, we provided an update, including data on the fourth cohort of the Phase 2 TouCAHn study and data from the separate open-label extension (“OLE”) study. Participants in all four cohorts were eligible to enroll in the OLE.
•In May 2025, we announced the design of our Phase 3 CALM-CAH study. The first participant in the CALM-CAH study was randomized in December 2025.
•In August 2025, we announced our pediatric trial design in CAH, BALANCE-CAH. BALANCE-CAH is designed as an operationally seamless Phase 2/3 study. The first participant in the BALANCE-CAH study was dosed in January 2026.
•We expect to initiate an operationally seamless Phase 2/3 study of atumelnant in ADCS (EQUILIBRIUM-ADCS) in the first half of 2026.
CRN09682
•In April 2025, we received Investigational New Drug clearance for CRN09682, the first candidate from the NDC platform. In November 2025, the first patient received CRN09682 in the dose escalation phase of a Phase 1/2 study.
Overview of 2025 Executive Compensation Decisions
The majority of each of our named executive officers’ total compensation is tied directly to corporate and individual performance, increases in our stock price, or both. Specific elements of our executive compensation program that demonstrate our pay-for-performance philosophy include:
•The performance measures in our annual cash incentive program are linked to key corporate performance goals.
•Corporate achievement represents 75% of each named executive officer’s annual incentive award opportunity, and 80% of our Chief Executive Officer’s annual incentive award opportunity.
•Our long-term equity incentives are provided to our named executive officers in the form of stock options and RSUs which vest over multi-year periods.
The primary elements of our total direct compensation program for the named executive officers and a summary of the actions taken by the compensation committee during 2025 are set forth below.

Base Salaries
•Our named executive officers received base salary increases ranging between 3.96% and 10.44%, consistent with our pay positioning philosophy which aims to target total cash compensation of similarly-situated executives at the companies in our peer group.

Annual Incentives
•Our named executive officers received annual incentive awards commensurate with our corporate performance and their individual performance during 2025, with payouts for the corporate component of their annual incentive awards at 100% of target based on the compensation committee’s evaluation of our performance relative to the 2025 corporate performance goals, as discussed below.
•In 2025, we amended our annual incentive award program to cap payouts at 150% of target.

Long-Term Incentive Compensation
•Our named executive officers received stock options and RSUs during 2025, both of which vest over four years.
•Stock options are an important vehicle for tying executive pay to performance, because they deliver future value only if the value of our common stock increases above the exercise price, which is equal to the closing price per share of our common stock on the date the option is granted. As such, they provide strong incentives for our executive officers to increase the value of our common stock over the long term, and they tightly align the interests of our executives with those of our shareholders.
•RSUs provide a stable, stock-based retention vehicle while maintaining direct alignment with shareholder value. They are also more efficient from a share usage perspective, requiring fewer shares to deliver equivalent value compared to stock options.

Results of 2025 Say-on-Pay Vote
At the 2025 annual meeting of our shareholders meeting our shareholders voted, on an advisory basis, to approve our executive compensation, and approximately 96.9% of votes cast on the proposal were voted in favor of the say-on-pay proposal. The compensation committee values shareholder input and considers the vote an important reflection of investor perspectives. As part of its ongoing commitment to sound governance and responsible decision-making, the compensation committee consistently takes say-on-pay results into account when evaluating executive compensation programs.
Our Executive Compensation Practices
We endeavor to maintain sound executive compensation policies and practices consistent with our executive compensation philosophy.

The following table highlights some of our executive compensation policies and practices, which are structured to drive performance and align our executives’ interests with our shareholders’ long-term interests:

	✓ WHAT WE DO		✗ WHAT WE DON’T DO
✓	Pay for Performance—We design our executive compensation program to align pay with Company performance.	✗	Hedging/Pledging of Company Stock—We prohibit our officers, directors, and employees from hedging, margining, pledging, short-selling, or publicly trading options in our stock.

✓
Significant Portion of Compensation is at Risk— Under our executive compensation program, a significant portion of compensation is “at risk” based on our performance, including short-term cash incentives and long-term equity incentives, to align the interests of our executive officers and shareholders.
		✗	Perquisites—We do not provide excessive perquisites to our named executive officers.

✓	Cap Annual Incentive Payouts —We amended our annual incentive program in 2025 to limit the amount of annual incentives that can be earned to 150% of the target award.	✗
No Special Health or Welfare Benefits for Executives—Our executive officers participate in broad-based, company-sponsored health and welfare benefits programs on the same basis as our other employees. Executive officers do not have access to special benefits programs.

✓
Stock Ownership Guidelines —Effective February 20, 2025, the compensation committee adopted stock ownership guidelines to strengthen alignment with shareholders. The Chief Executive Officer must hold 3x his or her annual base salary, designated executive officers must hold 1x of their annual base salary, and non-employee directors must hold 3x their annual cash retainer. Participants have five years to comply and must retain 50% of net shares from equity awards until requirements are met.
		✗	No Post-Employment Tax Gross-Ups—We do not provide any post-employment tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

✓	Independent Compensation Consultant—The compensation committee retains an independent compensation consultant and reassesses independence annually.

✓
Annual Review of Compensation—The compensation committee, with input from its independent compensation consultant, conducts an annual review of all of our compensation programs in light of current best practices.

✓	Annual Compensation Risk Assessment—Each year we perform an assessment of any risks that could result from our compensation plans and programs.

✓	Multi-Year Vesting Requirements—The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives.

✓
Clawback Policy— We maintain a clawback policy as required by SEC and Nasdaq rules to recover erroneously awarded incentive compensation from our current and former executive officers in the event of an accounting restatement.

WHAT GUIDES OUR PROGRAM
Compensation Philosophy and Objectives
We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, the key objectives of our executive compensation program are:
•To attract, engage and retain an executive team who will provide leadership for our future success by providing competitive total pay opportunities.
•To establish a direct link between our business results, individual executive performance and total executive compensation.
•To align the interests of our executive officers with those of our shareholders.
2025 Compensation Mix Emphasis on at Risk Compensation
The compensation committee believes it is important to align the mix and levels of compensation we offer to those offered by our peers in order to retain and incentivize the talented executive officers whose efforts are key to our long-term success. As an executive’s ability to impact operational performance increases, so does the proportion of at-risk compensation. Target long-term incentive compensation grows proportionately as job responsibilities increase, which encourages our executives to focus on our long-term success and aligns with the long-term interests of our shareholders.

The charts below show the mix of the total target compensation (base salary, target annual incentive awards as set by the compensation committee in February 2025 and target annual equity awards determined based on market data) of our Chief Executive Officer and the average total target compensation of our other named executive officers(1). It does not include other forms of compensation the executive officers received.
(1)This chart includes only named executive officers who served in their roles for the full fiscal year. Accordingly, Mr. Schilke and Mr. Wilson are excluded.
We endeavor to maintain sound executive compensation policies and practices consistent with our executive compensation philosophy. The following highlights some of our executive compensation policies and practices, which are structured to drive performance and align our executives’ interests with our shareholders’ long-term interests:
Principal Elements of Pay
Our 2025 executive compensation program generally consisted of three principal components, as further described below. In addition, we provide retirement and benefits plans to executives on the same basis as our other employees and we provide certain other limited remuneration to them. For additional information, please see “Compensation Determination Process” and “Summary Compensation Table” below.
In determining each element of compensation for any given year, our compensation committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.
We believe that the total compensation received by our named executive officers relating to 2025 was appropriate when viewed in light of our corporate achievements during 2025 and the individual performance of our named executive officers.

Percentage of 2025 Target Compensation(1)
	Chief Executive Officer	Average of Other Named Executive Officers	Description and Purpose

Base Salary			Competitive fixed cash compensation used to attract and retain talented executives.

Annual Cash Incentive Awards			Cash incentives designed to reward executive officers for successful corporate performance against board approved annual incentive targets and individual performance toward achieving corporate performance goals.

Annual Long-Term Equity Awards			Stock option and RSU awards subject to time-based vesting designed to align each executive officer’s incentives with shareholder value creation.
(1)These charts include only named executive officers who served in their roles for the full fiscal year. Accordingly, Mr. Schilke and Mr. Wilson are excluded.
Compensation Determination Process
Role of the Compensation Committee
The compensation committee of our Board develops, reviews and approves each of the elements of our executive compensation program. The compensation committee also regularly assesses the effectiveness and competitiveness of our compensation programs.
In the first quarter of each year, the compensation committee reviews the performance of each of our named executive officers during the previous year. At this time, the compensation committee also reviews our performance relative to the corporate performance goals set by the Board for the year under review and makes the final annual incentive award determinations based on the Company's overall corporate performance. In connection with this review, the compensation committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional equity awards to our named executive officers and certain other eligible employees.
During the fourth quarter of each year, our compensation committee reviews the corporate performance goals for purposes of annual incentive awards for the following year, and such goals historically have been recommended to the full Board for approval.
Role of our Executive Officers
Our Chief Executive Officer, with the assistance and support of our Chief Human Resources Officer, aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers, other than himself. The compensation committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee considers, but is not bound to accept, the Chief Executive Officer’s recommendations with respect to named executive officer compensation.

Our Chief Executive Officer generally attends the compensation committee meetings, but the compensation committee routinely also holds executive sessions that are not attended by any members of management or non-independent directors. Any deliberations or decisions regarding our Chief Executive Officer’s compensation are made without him present.
Role of the Independent Compensation Consultants
Our compensation committee has the sole authority to engage and retain an independent compensation consultant to provide independent counsel and advice. The compensation committee periodically evaluates the effectiveness of its independent compensation consultant and, from time to time, conducts a request for proposal process to ensure the independent compensation consultant continues to meet its needs.
Pearl Meyer served as the compensation committee’s independent compensation consultant for 2025. In this role, Pearl Meyer advised the compensation committee on a broad range of executive and non-employee director compensation matters, including compensation philosophy, peer group composition, competitive compensation benchmarking, incentive plan design, and compensation risk assessment, as well as other ad hoc matters related to executive and director compensation.
Pearl Meyer did not provide any other services to the Company in 2025 beyond its engagement as advisors to the compensation committee on director and executive compensation matters. The compensation committee assessed Pearl Meyer's independence pursuant to SEC and Nasdaq rules and concluded that no conflict of interest existed that would have prevented Pearl Meyer from serving as an independent consultant to the compensation committee during 2025.
Competitive Positioning
Our compensation committee strives to set a competitive level of total compensation for each named executive officer as compared with executive officers in similar positions at peer companies. The compensation committee regularly reviews the Company’s peer group to ensure it reflects organizations that are most relevant for benchmarking executive compensation. For the purposes of setting 2025 compensation levels, the compensation committee conducted an in-depth assessment of potential comparators to evaluate the degree to which the current peer companies are aligned with our company’s growth and evolution. New companies were added to the peer group to maintain relevance and ensure alignment with our size, industry, and competitive landscape, while several companies were removed due to acquisition or significant changes in their business status or market capitalization.
In conjunction with the recommendation from Pearl Meyer, the compensation committee took into account publicly-available data for the group of peer companies (the “2025 Compensation Peer Group”) listed below along with industry specific survey data, where appropriate. Selection criteria for determining 2025 Compensation Peer Group, used to establish the competitive market for the named executive officers, generally include:

Market Capitalization	Market capitalization approximately between $2.5 and $10.0 billion, when the peer group was approved in August 2024 by the compensation committee for 2025 compensation purposes.

Sector and Stage	U.S.-based, publicly traded biotechnology and pharmaceutical companies with late-stage development programs (Phase III), BLA-stage assets, or early commercial operations.

Headcount	Generally, between 200-800 employees.

Geographic Location	Focus on companies in California or other biotech “hub” locations. Crinetics’ headquarters is in San Diego, California.

For 2025, this peer group consisted of the following companies:

Agios Pharmaceuticals, Inc.*	Immunovant

Arrowhead Pharmaceuticals, Inc.*	Iovance Biotherapeutics, Inc.*

Avidity Biosciences	Krystal Biotech, Inc.*

Biohaven Ltd.*	Madrigal Pharmaceuticals

BridgeBio Pharma, Inc.	Revolution Medicines, Inc.*

Cytokinetics	Rhythm Pharmaceuticals, Inc.*

Denali Therapeutics Inc.*	SpringWorks Therapeutics

Geron Corporation*	Summit Therapeutics Inc*

ImmunityBio, Inc.*	TG Therapeutics, Inc*
*Added for 2025.
Our compensation committee reviewed the foregoing comparable company data in connection with its determinations of the 2025 base salaries, target annual incentives and equity awards for our named executive officers. The compensation committee does not rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the compensation committee members relied on their judgment and experience in setting those compensation levels and making those awards. However, the compensation committee generally seeks to align target cash compensation and annual equity award values with competitive market practices, as reflected in peer company data, but variations on this pay positioning may occur from year to year based on performance, business needs, and individual circumstances.
We expect that the compensation committee will continue to review comparable company data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.
The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee’s and the Board’s assessment of our Chief Executive Officer’s role and responsibilities within our company, there are significant compensation differentials between the Chief Executive Officer and our other named executive officers.
2025 EXECUTIVE COMPENSATION DECISIONS
Base Salaries
In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, and experience. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee believes that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.
In February 2025, the compensation committee reviewed the base salaries of our named executive officers. The compensation committee, in consultation with our Chief Executive Officer (with respect to the salaries of our other named executive officers) and its independent compensation consultant, determined that the base salaries of our named executive officers would be as follows, which increases were effective March 1, 2025:

Named Executive Officer	2024 Base Salary Approved in March 2024 ($)	2025 Base Salary Approved in March 2025 ($)	Percentage Increase (%)
R. Scott Struthers, Ph.D.	661,000	730,000	10.44%
Tobin Schilke (1)	—	540,000	N/A
Dana Pizzuti, M.D.	555,000	577,000	3.96%
Stephen F. Betz, Ph.D.	495,000	525,000	6.06%
Jeff Knight (2)	495,000	515,000	4.04%
Marc Wilson (3)	472,000	—	N/A
(1)Mr. Schilke succeeded Mr. Wilson as Chief Financial Officer effective February 28, 2025.
(2)Mr. Knight's title and responsibilities changed from Chief Operating Officer to Chief Development and Operating Officer, effective January 2, 2026. Mr. Knight ceased serving as Chief Development and Operating Officer of the Company effective April 10, 2026.
(3)Mr. Wilson ceased serving as Chief Financial Officer effective February 28, 2025. As previously disclosed in the Company’s Current Reports on Form 8-K, Mr. Wilson received cash compensation in connection with his transition from that role, and the treatment of any outstanding equity awards was governed by the terms of the Company’s equity incentive plans and the applicable award agreements. Additional details regarding the potential payments and benefits associated with this transition are described below under “Potential Payments Upon Termination or Change in Control.”
The foregoing increases were designed to ensure that each executive’s annual base salary remains generally competitive with that of similarly-situated executives, in line with the Company’s pay positioning philosophy.
The actual base salaries paid to all of our named executive officers for 2025 are set forth in the “Summary Compensation Table” below.
Annual Incentive Awards
Each named executive officer is also eligible for an annual performance-based cash incentive award based upon the achievement of certain corporate performance goals and objectives approved by our Board.
Annual incentive awards are set based on a percentage of the executive’s base salary earned in the performance year and are expected to be paid out in the first quarter of the following year. In February 2025, the compensation committee approved increases to the named executive officers’ target annual incentive award opportunities to continue to improve competitive positioning and ensure alignment relative to market. Dr. Struthers’ target annual incentive award opportunity was increased from 55% to 65%, and all the other named executive officers’ target annual incentive award opportunities were increased from 40% to 45%. The target award opportunities of our named executive officers were as follows for 2025:

Named Executive Officer	Target Award Opportunity (as a % of base salary earned in the performance year) (%)	Target Award Opportunity Award ($)
R. Scott Struthers, Ph.D.	65%	467,025
Tobin Schilke	45%	203,513
Dana Pizzuti, M.D.	45%	258,000
Stephen F. Betz, Ph.D.	45%	234,000
Jeff Knight	45%	230,250
Marc Wilson (1)	—%	—
(1)Mr. Wilson was not eligible to participate in the Company’s annual incentive program for 2025.

Dr. Struthers’ annual incentive award was based 80% on achievement of corporate performance goals and 20% on achievement of individual objectives. The annual incentive awards for our other named executive officers were based 75% on achievement of corporate performance goals and 25% on achievement of individual objectives.
At the beginning of each year, the Board (considering the recommendations of the compensation committee and management) sets corporate performance goals and milestones for the year. These goals and milestones and the proportional emphasis placed on each are set by the Board after considering management input and our overall strategic objectives. These goals generally relate to factors such as achievement of product development objectives and financial targets. The compensation committee determines the level of achievement of the corporate performance goals for each year. The individual component of each named executive’s annual incentive award is based on the compensation committee’s subjective assessment of the officer’s overall performance of his or her duties. In February 2025, our compensation committee also approved an amendment to our annual incentive program to cap the actual payouts of annual incentive awards at 150% of the target award.
All final annual incentive award payments to our named executive officers are determined by our compensation committee. Actual annual incentive awards in any year, if any, may be more or less than the target opportunity, depending on individual performance and the achievement of corporate performance goals and may also vary based on other factors at the discretion of the compensation committee.
Corporate Performance Goals and Performance Levels
The corporate performance goals for 2025 were approved by the Board in February 2025. The 2025 performance goals were aggressive and set at challenging levels such that the attainment of executive target annual cash incentive award opportunities was not assured at the time they were set and would require a high level of effort and execution on the part of the executive officers and others in order to achieve the goals. The compensation committee believes that each of these goals is strongly aligned to the creation of shareholder value.
To determine our corporate performance percentage for 2025, the compensation committee employed a holistic analysis that took into account both the extent to which the performance goals had been achieved or exceeded as well as the relative difficulty of achieving the goals that were met and that were only partially met. The compensation committee determined our corporate performance percentage to be 100% of the target performance level for 2025. The table below provides additional details about the compensation committee’s assessment of our actual performance against our 2025 corporate performance goals:

2025 CORPORATE PERFORMANCE GOALS	WEIGHTING	2025 HIGHLIGHTS	WEIGHTED PERFORMANCE
COMMERCIALIZE PALTUSOTINE IN ACROMEGALY	40%	•Received FDA approval for the treatment of acromegaly in September 2025 •Continued regulatory activities for MAA approval for the treatment of acromegaly	48%
ADVANCE CLINICAL DEVELOPMENT OF PALTUSOTINE IN CARCINOID SYNDROME	25%	•First patient enrolled in Phase 3 study in November 2025	15%
ADVANCE DEVELOPMENT OF ATUMELNANT	25%	•Delivered Phase 2 topline data in adult CAH •Announced pediatric trial design in CAH in August 2025 •First patient enrolled in Phase 3 Adult CAH in December 2025	20%
RESEARCH & DEVELOPMENT	20%	•Obtained IND clearance for CRN09682 in April 2025 •First patient dosed in Phase 1/2 study for CRN09682 in November 2025	7%
CORPORATE	10%	•Maintained a strong balance sheet with sufficient cash reserves to fund operations into 2029 •Enhanced corporate reputation as a premier endocrine company through proactive and consistent investor relations, strategic communications, and advocacy, supporting brand recognition and potential approval of paltusotine •Built internal capabilities to execute U.S. and global clinical trials, including new Phase 3 studies	10%
TOTAL			100%

This overall 100% achievement level was then used to determine the corporate performance goals component of each named executive officer’s annual incentive award.
Individual Performance Levels
The compensation committee’s determination of the individual components of the 2025 annual incentive awards for our named executive officers was based on the compensation committee’s subjective assessment of each officer’s overall performance of their duties during 2025. Our named executive officers received the individual performance achievement percentages indicated in the table below.
Annual Cash Incentive Payout Formula

	Target Cash Incentive Award for 2025
Named Executive Officer	Percentage of Base Salary	Corporate Performance Weighting	Corporate Performance Achievement (as a % of Target)	Individual Performance Weighting	Individual Performance Achievement (as a % of Target)	Annual Cash Incentive Award for 2025 ($)
Dr. Struthers	65%	80%	100%	20%	95%	462,355
Mr. Schilke	45%	75%	100%	25%	105%	206,056
Dr. Pizzuti	45%	75%	100%	25%	100%	258,000
Dr. Betz	45%	75%	100%	25%	90%	228,150
Mr. Knight	45%	75%	100%	25%	110%	236,006
Long-Term Equity Incentives
We generally grant equity incentive awards under the terms of the 2018 Plan. We also may grant equity awards to newly-hired employees under our 2021 Employment Inducement Award Plan (the “2021 Inducement Plan”). Awards under the 2021 Inducement Plan are limited to employees who have not previously been an employee or a member of the Board.
The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our shareholders. Because vesting is based on continued employment or service over multiple years, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information.
We use equity awards to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and annual grants. Annual grants of equity awards are typically approved by the compensation committee during the first quarter of each year. While we intend that the majority of stock awards to our employees be made pursuant to initial grants or our annual grant program, the compensation committee retains discretion to make equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee.
Equity Vehicles
Annual equity awards are granted using mix of different equity instruments to further its goal of attracting and retaining top performers and to balance the relative advantages of different instruments.
•Stock options are an important vehicle for tying executive pay to performance, because they deliver future value only if the value of our common stock increases above the exercise price. As a result, they provide strong incentives for our executive officers to increase the value of our common stock over the long term, and they tightly align the interests of our executives with those of our shareholders.

•RSUs provide a stable, stock-based retention vehicle while maintaining direct alignment with shareholder value. They are also more efficient from a share usage perspective, requiring fewer shares to deliver equivalent value compared to stock options.
The exercise price of each stock option grant is the fair market value of our common stock on the grant date. Stock option awards granted in connection with an employee’s commencement of employment generally vest over a four-year period as follows: 25% of the option vests on the first anniversary of the date of the vesting commencement date and the remainder of the option vests in equal monthly installments over the remaining 36 months thereafter. Annual stock option awards to our named executive officers vest monthly over a four-year period. RSU awards generally vest in four equal annual installments. From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate.
2025 Annual Equity Awards
Generally, the compensation committee determines the value of each executive officer’s annual equity grant using a holistic evaluation that takes into account a competitive market analysis prepared by our independent compensation consultant with market data for each role, the recommendations of our Chief Executive Officer based on his evaluation of their individual performance (except with respect to the Chief Executive Officer’s performance), the extent to which the executive officer is currently vested in his or her stock awards, scope and criticality of the executive’s role and parity in targets among executives in roles of a given level. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value.
In February 2025, the compensation committee approved the annual equity awards for Dr. Struthers, Dr. Pizzuti, Dr. Betz, and Mr. Knight in a combination of options and RSU awards. Dr. Struthers' 2025 annual equity award was granted with approximately 70% of the award allocated in the form of options and approximately 30% of the award allocated in the form of RSU awards. The other named executive officers' 2025 annual equity awards were granted with approximately 50% of the award allocated in the form of options and approximately 50% of the award allocated in the form of RSU awards. The RSU awards vest in accordance with the standard vesting schedule described above. The stock options granted to Dr. Struthers, Dr. Pizzuti, Dr. Betz, and Mr. Knight vest monthly over a four-year period. The stock options have an exercise price equal to the closing price of our common stock on the date of grant, which was $36.86 on February 20, 2025. The stock options also have a term of ten years from the date of grant.
In connection with his commencement of employment with us, Mr. Schilke was granted an option to purchase 80,000 shares. In addition, Mr. Schilke was also granted 52,000 RSUs. The RSU awards vest in accordance with the standard vesting schedule described above. The stock options granted to Mr. Schilke vests 25% on the first anniversary of the date of the vesting commencement date and the remainder of the option vests in equal monthly installments over the remaining 36 months thereafter. The stock options have an exercise price equal to the closing price of our common stock on the date of grant, which was $33.75 on March 10, 2025. The stock options also have a term of ten years from the date of grant.
The equity awards granted to our named executive officers for 2025 are set forth in the “Grants of Plan-Based Awards Table” below.
For a description of certain accelerated vesting provisions applicable to the stock awards granted to our named executive officers, see “— Post Termination and Change in Control Benefits” and “— Employment Agreements” below.
OTHER COMPENSATION PROGRAMS, POLICIES AND PRACTICES
Stock Ownership Guidelines
Effective February 20, 2025, the compensation committee adopted stock ownership guidelines to further align the financial interests of its executive officers and non-employee directors with those of its shareholders. The following guidelines apply to all non-employee directors, the Chief Executive Officer, and designated executive officers as determined by the compensation committee.

Position	Value of Qualified Securities
Chief Executive Officer	3x annual base salary
Designated Executive Officers	1x annual base salary
Non-Employee Directors	3x annual cash retainer

Participants can satisfy the minimum ownership requirements with various types of securities, whether held directly or indirectly. Eligible shares include common stock, time-vesting restricted shares, time-vesting RSUs, and similar time-vesting equity awards granted under the Company’s equity incentive plans, regardless of vesting status. Performance-vesting restricted shares, performance-vesting RSUs, and similar performance-vesting equity awards also count, provided the applicable performance targets have been determined to have been met.
Compliance with these ownership requirements must be achieved within five years of the later of (i) the adoption of the stock ownership guidelines and (ii) the date the participant became subject to the stock ownership guidelines, and participants are required to retain at least 50% of net shares received from equity awards for one year after vesting until the requirements are met. Compliance is measured annually.
Health, Welfare and Retirement Benefits
The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified talent.
Health and Welfare Benefits. Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, on the same basis as our other employees. We provide a 401(k) plan to our employees, including our current named executive officers, as discussed in the section below entitled “Retirement Savings.” We also pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers. Our Board may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.
Retirement Savings. We maintain a defined contribution employee retirement plan (the “401(k) plan”), for our employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. Under the 401(k) plan, participants may make pre-tax deferrals from his or her compensation up to the applicable statutory and plan limits, and eligible participants may also make age-based “catch-up” contributions in accordance with Internal Revenue Code limits. We provide matching contributions under our 401(k) plan subject to plan terms and applicable limits. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.
Deferred Compensation Plan. We maintain the Crinetics Pharmaceuticals, Inc. Excess Deferral Plan (the “Deferred Compensation Plan”), an unfunded, non-qualified deferred compensation plan that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Participation in the Deferred Compensation Plan is limited to a select group of management and highly compensated employees of the Company, as selected by the Company, including the named executive officers of the Company, as well as non-employee directors of the Company. Pursuant to the Deferred Compensation Plan, participants will be able to elect to defer all or a portion of certain annual compensation, including base salaries, director fees, annual performance-based cash incentive awards and time-based RSUs, as applicable. In addition, the Deferred Compensation Plan provides that the Company may, in its sole discretion, make matching or discretionary contributions to participant accounts. Payments of vested amounts, together with deemed investment return (positive or negative), will generally be made following a participant’s separation from service with the Company or at an earlier in-service payment date elected by the participant.
Other Benefits
We do not generally provide significant perquisites or personal benefits to our named executive officers. We do occasionally provide relocation assistance and reimbursement for our employees in connection with their employment by us. In connection with Mr. Schilke’s commencement of employment as Chief Financial Officer, and pursuant to his employment agreement, the Company agreed to reimburse Mr. Schilke for relocation expenses incurred in connection with his move to the San Diego, California area, subject to a $250,000 after-tax cap. Mr. Schilke’s employment agreement also entitled him to reimbursement of estimated income and employment taxes attributable to the relocation reimbursement, though no reimbursement is provided for taxes incurred on the tax reimbursement payment itself.
Post Termination and Change in Control Benefits
We have entered into employment agreements which provide for certain severance benefits in the event a named executive officer’s employment is involuntarily or constructively terminated. Such severance benefits are intended and designed to alleviate the financial impact of an involuntary termination and maintain a stable work environment through salary continuation and equity award vesting acceleration. We provide severance benefits because they are essential to help us fulfill our objective of attracting and retaining key managerial talent. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee’s determinations concerning other direct compensation or benefit levels.
The compensation committee has determined that such arrangements offer protection that is competitive within our industry and for our company size and are designed to attract highly qualified individuals and maintain their employment with us. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future, which determination was based in part on input from management and our Board. For a description of these employment agreements, see “— Employment Agreements” below.
In the event of a change in control where the acquirer does not assume awards granted under our equity incentive plans, awards issued under these plans shall be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable, and which may be subject to such terms and conditions as apply generally to holders of common stock under the change in control documents.
Prohibition on Certain Transactions in Crinetics Securities
Our insider trading policy prohibits officers, directors and employees, and entities controlled by such individuals and members of their households, from making short sales in our equity securities, transacting in puts, calls or other derivative securities involving our equity securities, on an exchange or in any other organized market, engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, purchasing our securities on margin or pledging our securities as collateral for a loan.
Clawback Policy
We have adopted a compensation recovery policy that requires the recovery of certain erroneously-paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by SEC rules and Nasdaq listing standards implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under this policy, if the Company is required to prepare an accounting restatement, the Company is also required to recover the amount of incentive-based compensation received by a current or former Section 16 officer that exceeds the amount such officer would have received based on the accounting restatement.
Tax and Accounting Considerations
Deductibility of Executive Compensation
The compensation committee considers certain tax implications when designing the Company’s executive compensation programs, including the deductibility of compensation paid to our named executive officers. Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during a year. The compensation committee believes that tax deductibility is only one of several relevant considerations in setting compensation, and that the tax deduction limitation should not be permitted to compromise the compensation committee’s ability to structure its compensation to attract, retain and appropriately motivate executive officers, thus providing benefits to the Company and its shareholders that outweigh the potential benefit of the tax deduction. Accordingly, the compensation committee has discretion to approve and authorize compensation that is not deductible for federal income tax purposes.
Accounting for Stock-based Compensation
Under ASC 718, we are required to estimate the grant date “fair value” for each grant of equity award using various assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below. ASC 718 also requires us to recognize the compensation cost of stock-based awards in our income statements over the period that an employee is required to render service in exchange for the award.
Risk Assessment of Compensation Program
In December 2025, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to our compensation committee.
Report of the Compensation Committee of the Board of Directors
The compensation committee of our board of directors has submitted the following report for inclusion in this proxy statement:
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2025, filed by us with the SEC.
This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Securities Exchange, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the compensation committee.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Stephanie S. Okey, M.S. (Chair)
Matthew K. Fust
Wendell Wierenga, Ph.D.

Summary Compensation Table
The following table shows information regarding the compensation earned by our named executive officers during the years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
R. Scott Struthers, Ph.D.	2025	718,500	—	3,280,540	7,160,564	462,355	7,000	11,628,959
President and Chief Executive Officer	2024	653,833	—	2,828,150	6,640,800	407,796	3,000	10,533,579
	2023	614,000	—	1,210,806	3,558,849	361,339	3,000	5,747,994
Tobin Schilke	2025	452,250	—	1,755,000	1,670,920	206,056	273,667	4,357,893
Chief Financial Officer
Dana Pizzuti, M.D.	2025	573,333	—	1,584,980	1,487,018	258,000	7,000	3,910,331
Chief Medical and Development Officer	2024	550,833	—	1,000,730	2,407,290	247,875	3,000	4,209,728
	2023	529,167	—	88,380	259,770	221,721	3,000	1,102,038
Stephen F. Betz, Ph.D.	2025	520,000	—	1,584,980	1,487,018	228,150	7,000	3,827,148
Chief Scientific Officer	2024	491,667	—	1,000,730	2,407,290	221,250	3,000	4,123,937
	2023	471,927	—	463,504	1,360,700	197,737	3,000	2,496,868
Jeff Knight	2025	511,667	—	1,584,980	1,487,018	236,006	7,000	3,826,671
Chief Operating Officer	2024	490,000	—	1,000,730	2,407,290	221,970	3,000	4,122,990
	2023	459,167	—	579,380	1,125,670	195,145	3,000	2,362,362
Marc Wilson	2025	119,788	—	514,620	2,556,937	—	64,047	3,255,392
Former Chief Financial Officer	2024	468,900	—	1,109,505	2,642,485	211,005	3,000	4,434,895
	2023	450,495	—	475,288	1,395,955	188,757	3,000	2,513,495
(1)The amounts are valued based on the aggregate grant date fair value of the stock and option awards in accordance with ASC 718. See Note 10 to our consolidated financial statements in our Annual Report on Form 10‑K for the year ended December 31, 2025 filed with the SEC on February 26, 2026, for a discussion of the relevant assumptions used in determining the grant date fair value pursuant to ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Whether, and to what extent, a named executive officer realizes a financial benefit from the awards will depend on our actual operating performance, stock price fluctuations and the named executive officer's continued employment or service. For Mr. Wilson, the amount reported consists of $3,071,557 of incremental compensation cost recognized in connection with the modification of previously granted equity awards, as determined in accordance with ASC 718.
(2)These amounts represent performance bonuses earned under our executive bonus program, which is described above under “Compensation Discussion and Analysis — Executive Compensation Components — Annual Incentive Awards.”
(3)The amounts represent 401(k) plan matching contributions paid by us and generally available to all full-time U.S. employees. For Mr. Schilke, the amount includes $200,000 for reimbursement of relocation expenses, which was subject to a $250,000 after-tax cap and paid in accordance with that limitation, and a $66,667 payment to cover the estimated income and employment taxes on the reimbursement payment. For Mr. Wilson, the amount for 2025 includes $64,047 for a payout of accrued paid time off in connection with his termination of employment.

2025 Grants of Plan Based Awards
The following table sets forth summary information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Date of Approval of Equity Awards	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards Number of Shares of Stock or Units (#)(2)	All Other Option Awards Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
R. Scott Struthers, Ph.D.	—	—	—	467,025	700,538	—	—	—	—
	2/20/2025	2/20/2025	—	—	—	—	313,000	36.86	7,160,564
	2/20/2025	2/20/2025	—	—	—	89,000	—	—	3,280,540
Tobin Schilke	—	—	—	203,513	305,270	—	—	—	—
	3/10/2025	2/28/2025	—	—	—	—	80,000	33.75	1,670,920
	3/10/2025	2/28/2025	—	—	—	52,000	—	—	1,755,000
Dana Pizzuti, M.D.	—	—	—	258,000	387,000	—	—	—	—
	2/20/2025	2/20/2025	—	—	—	—	65,000	36.86	1,487,018
	2/20/2025	2/20/2025	—	—	—	43,000	—	—	1,584,980
Stephen F. Betz, Ph.D.	—	—	—	234,000	351,000	—	—	—	—
	2/20/2025	2/20/2025	—	—	—	—	65,000	36.86	1,487,018
	2/20/2025	2/20/2025	—	—	—	43,000	—	—	1,584,980
Jeff Knight	—	—	—	230,250	345,375	—	—	—	—
	2/20/2025	2/20/2025	—	—	—	—	65,000	36.86	1,487,018
	2/20/2025	2/20/2025	—	—	—	43,000	—	—	1,584,980
Marc Wilson	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
(1)Amounts in this column represent target cash performance bonus opportunities for the named executive officers in 2025 under our executive bonus program, which is described above under “— Compensation Discussion and Analysis — Executive Compensation Components — Performance Bonuses.”
(2)The RSUs vest over a four-year period at the rate of 25% of the RSUs on each of March 15, 2026, 2027, 2028 and 2029, subject to continuous service through each vesting date. For Mr. Schilke, the RSUs vest over a four-year period at the rate of 25% of the RSUs on each of March 1, 2026, 2027, 2028 and 2029, subject to continuous service through each vesting date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below.
(3)The option awards vest in equal monthly installments over the four-year period commencing on the grant date, subject to continuous service through each vesting date. For Mr. Schilke, the option awards vest over a period of four years, with 25% of the options vesting on the first anniversary of his commencement of employment and the remainder vesting in equal monthly installments over the three years thereafter. All option awards have a 10-year term from the grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below.
(4)The applicable grant-date fair value of each option and RSU award was calculated in accordance with ASC 718. For a discussion of our valuation methodology used, see Note 10 to our consolidated financial statements for the year-end December 31, 2025 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2026. These amounts do not reflect whether the recipient has actually realized or will realize. Whether, and to what extent, a named executive officer realizes a financial benefit from the awards will depend on our actual operating performance, stock price fluctuations and the named executive officer’s continued service to us.
Discussion of Summary Compensation and Grants of Plan Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2025 Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and compensation plans and arrangements is set forth below.

Employment Agreements
Below are written descriptions of our employment agreements with each of our named executive officers. Each of our named executive officers’ employment is “at will” and may be terminated at any time.
Employment Agreement with Dr. R. Scott Struthers
We have entered into an employment agreement with Dr. Struthers setting forth the terms of his employment as our President and Chief Executive Officer. Pursuant to the agreement, Dr. Struthers is entitled to an annual base salary, as described above, which amount is subject to annual review by and at the sole discretion of our compensation committee of the Board or its designee. Dr. Struthers is also eligible to participate in any bonus plan maintained by the Company for our senior executives. Dr. Struthers’ target bonus was 65% of his annual base salary in 2025.
Pursuant to his employment agreement, if we terminate Dr. Struthers’ employment other than for cause (as defined below) or Dr. Struthers terminates his employment for good reason (as defined below), he is entitled to the following payments and benefits, subject to his timely execution and non-revocation of a general release of claims in favor of the Company and his continued compliance with the restrictive covenants set forth in his employment agreement: (1) his fully earned but unpaid base salary and accrued and unused paid time off (“PTO”), through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; (2) a payment equal to 12 months of his then-current base salary, payable in a lump sum payment 60 days following the termination date; (3) payment for continued health plan coverage for up to 12 months following the date of termination or, if earlier, up to the date Dr. Struthers’ becomes eligible to receive equivalent or increased health plan coverage by means of subsequent employment or self-employment; and (4) if such termination occurs prior to a change in control (as defined below), automatic acceleration of the vesting and exercisability of his unvested stock awards as to the number of stock awards that would vest over the 12-month period following the date of termination.
If Dr. Struthers’ employment is terminated by us other than for cause or by Dr. Struthers for good reason within 12 months after a change in control, in lieu of the severance benefits described above, he is entitled to the following payments and benefits, subject to his timely execution and non-revocation of a general release of claims in favor of the Company and his continued compliance with the restrictive covenants set forth in his employment agreement: (1) his fully earned but unpaid base salary and accrued and unused PTO through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; (2) a payment equal to 18 months of his then-current base salary, payable in a lump sum payment 60 days following the termination date; (3) payment for continued health plan coverage for up to 18 months following the date of termination or, if earlier, up to the date Dr. Struthers’ becomes eligible to receive equivalent or increased health plan coverage by means of subsequent employment or self-employment; and (4) a payment equal to Dr. Struthers’ then-current target annual bonus opportunity, payable in a lump sum payment 60 days following the date of termination.
In addition, in the event of a change in control and subject to Dr. Struthers’ timely execution and non-revocation of a general release of claims in favor of the Company, 100% of Dr. Struthers’ outstanding unvested stock awards shall be automatically accelerated on the first to occur of (1) Dr. Struthers’ termination by us without cause or by Dr. Struthers for good reason after a change in control or (2) the first anniversary of the closing of such change in control.
In addition, in the event of Dr. Struthers’ termination of employment by reason of his death or permanent disability, and subject to Dr. Struthers’ (or his estate’s) timely execution and non-revocation of a general release of claims in favor of the Company, 100% of Dr. Struthers’ outstanding unvested stock awards shall be automatically accelerated on the date of termination.
In the event we terminate Dr. Struthers’ employment for cause, he terminates his employment without good reason, or upon his death or permanent disability, he is entitled to receive only his fully earned but unpaid base salary and accrued and unused PTO through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled.
Employment Agreement with Tobin Schilke
We have entered into an employment agreement with Mr. Schilke, setting forth the terms of his employment as our Chief Financial Officer. Pursuant to his employment agreement, Mr. Schilke is entitled to an annual base salary, as described above, which is subject to annual review. Mr. Schilke is also eligible to participate in any bonus plan maintained by us for our senior executives. The target bonus opportunity in 2025 was 45% of annual base salary for Mr. Schilke.

Pursuant to his employment agreement, if Mr. Schilke’s employment is terminated by us other than for cause (as defined below) or by him for good reason (as defined below), in either case not within 12 months after a change in control (as defined below), he is entitled to his earned but unpaid base salary and accrued and unused PTO through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled (“Accrued Amounts”) and, subject to his timely execution and non-revocation of a general release of claims in favor of the Company and his continued compliance with the restrictive covenants set forth in his employment agreement, the following payments and benefits: (1) a payment equal to nine months of his then-current base salary, payable in a lump sum payment 60 days following the termination date; (2) a payment equal to a pro rata portion of his then-current target annual bonus opportunity, payable on the earlier of the date annual bonuses are paid to similarly situated executives or two-and-a-half months following the end of the year in which the termination occurs; and (3) payment for continued health plan coverage for up to nine months following the date of termination or, if earlier, up to the date he becomes eligible to receive equivalent or increased health plan coverage by means of subsequent employment or self-employment.
If Mr. Schilke’s employment is terminated by us other than for cause or by him for good reason within 12 months after a change in control (as defined below), then, in lieu of the severance benefits described above, he is entitled to his Accrued Amounts and, subject to his timely execution and non-revocation of a general release of claims in favor of the Company and his continued compliance with the restrictive covenants set forth in his employment agreement, the following payments and benefits: (1) a payment equal to 12 months of his then-current base salary and his then-current target annual bonus opportunity, payable in a lump sum payment 60 days following the termination date; (2) a payment equal to a pro rata portion of his then-current target annual bonus opportunity for the year in which the termination occurs, payable on the earlier of the date annual bonuses are paid to similarly situated executives or two-and-a-half months following the end of such year; (3) payment for continued health plan coverage for up to 12 months following the date of termination or, if earlier, up to the date he becomes eligible to receive equivalent or increased health plan coverage by means of subsequent employment or self-employment; and (4) full vesting of all stock options and time-vesting equity-based awards, and continued eligibility to vest in any performance-vesting awards pursuant to the terms of the applicable award agreements.
In addition, Mr. Schilke’s employment agreement provides that, in the event of his termination of employment by reason of his death or permanent disability, he is entitled to (1) the Accrued Amounts, (2) a payment equal to the annual bonus that he would have earned in the applicable calendar year based on the achievement of performance goals for such year, payable on the earlier of the date annual bonuses are paid to similarly situated executives or two-and-a-half months following the end of the year in which the termination occurs and (3) full vesting of stock options and other equity-based awards, with any performance-vesting awards vesting at target levels.
Employment Agreements with Marc Wilson and Stephen F. Betz
We have entered into employment agreements with Mr. Wilson and Dr. Betz, setting forth the terms of their employment as our former Chief Financial Officer and Chief Scientific Officer, respectively. Mr. Wilson ceased serving as our Chief Financial Officer, effective February 28, 2025. Pursuant to their agreements, Mr. Wilson and Dr. Betz are or were, as applicable, entitled to an annual base salary, as described above, which amounts are subject to annual review. Mr. Wilson and Dr. Betz are or were, as applicable, also eligible to participate in any bonus plan maintained by us for our senior executives. The target bonus opportunities in 2025 were 45% of annual base salary for Mr. Wilson and Dr. Betz, though Mr. Wilson did not participate in the annual bonus plan in 2025.
Pursuant to their employment agreements, if Mr. Wilson’s or Dr. Betz’s employment is or was, as applicable, terminated by us other than for cause (as defined below) or by them for good reason (as defined below), they are entitled to the following payments and benefits, subject to their timely execution and non-revocation of a general release of claims in favor of the Company and their continued compliance with the restrictive covenants set forth in their employment agreements: (1) their Accrued Amounts; (2) a payment equal to 9 months for Mr. Wilson and 12 months for Dr. Betz of their then-current base salary, payable in a lump sum payment 60 days following the termination date; (3) payment for continued health plan coverage for up to 9 months for Mr. Wilson and 12 months for Dr. Betz following the date of termination or, if earlier, up to the date they become eligible to receive equivalent or increased health plan coverage by means of subsequent employment or self-employment; and (4) if such termination occurs prior to a change in control (as defined below), automatic acceleration of the vesting and exercisability of their unvested stock awards as to the number of stock awards that would vest over the 9-month period for Mr. Wilson and the 12-month period for Dr. Betz following the date of termination.
If Mr. Wilson’s or Dr. Betz’s employment is or was, as applicable, terminated by us other than for cause or by them for good reason within 12 months after a change in control, then in lieu of the severance benefits described above, they are entitled to the following payments and benefits, subject to their timely execution and non-revocation of a general release of claims in favor of the Company and their continued compliance with the restrictive covenants set forth in their employment agreements: (1) their Accrued Amounts; (2) a payment equal to 12 months of their then-current base salary, payable in a lump sum payment 60 days following the termination date; (3) payment for continued health plan coverage for up to 12 months following the date of termination or, if earlier, up to the date they become eligible to receive equivalent or increased health plan coverage by means of subsequent employment or self-employment; and (4) a payment equal to their then-current target annual bonus opportunity, payable in a lump sum payment 60 days following the termination date.
In addition, the employment agreements provide that, in the event of a change in control and subject to their timely execution and non-revocation of a general release of claims in favor of the Company, vesting of 100% of Mr. Wilson’s and Dr. Betz’s outstanding unvested stock awards shall be automatically accelerated on the first to occur of (1) their termination by us without cause or by them for good reason after a change in control or (2) the first anniversary of the closing of such change in control.
In addition, the employment agreements provide that, in the event of Mr. Wilson’s or Dr. Betz’s termination of employment by reason of their death or permanent disability, and subject to their (or their estate’s) timely execution and non-revocation of a general release of claims in favor of the Company and, in the case of permanent disability, their continued compliance with the restrictive covenants set forth in their employment agreements, 100% of their outstanding unvested stock awards shall be automatically accelerated on the date of termination.
The employment agreements provide that, in the event we terminate Mr. Wilson’s or Dr. Betz’s employment for cause, they terminate their employment without good reason, or upon their death or permanent disability, they are entitled to receive only their Accrued Amounts.
Employment Agreements with Dana Pizzuti and Jeff Knight
We have entered into employment agreements with Dr. Pizzuti and Mr. Knight setting forth the terms of their employment as our Chief Development Officer and Chief Operating Officer, respectively. Pursuant to their agreements, Dr. Pizzuti and Mr. Knight are or were, as applicable, entitled to an annual base salary, as described above, which amounts are subject to annual review by and at the sole discretion of our compensation committee of the Board or its designee. Dr. Pizzuti and Mr. Knight are or were, as applicable, also eligible to participate in any bonus plan maintained by us for our senior executives. Their target bonus is 45% of their annual base salary.
Pursuant to their employment agreements, if Dr. Pizzuti’s or Mr. Knight’s employment is or was, as applicable, terminated by us other than for cause (as defined below) or by them for good reason (as defined below), they are entitled to the following payments and benefits, subject to their timely execution and non-revocation of a general release of claims in favor of the Company and their continued compliance with the restrictive covenants set forth in their employment agreements: (1) their Accrued Amounts; (2) a payment equal to 9 months of their then-current base salary payable in a lump sum payment 60 days following the termination date; (3) a lump sum payment equal to their target annual bonus, prorated for the number of days in the year in which they were employed by us, and (4) reimbursement for monthly COBRA premiums paid by Dr. Pizzuti and Mr. Knight for up to 9 months following the date of termination or, if earlier, up to the date they become eligible to receive equivalent or increased health plan coverage by means of subsequent employment or self-employment.
Pursuant to their employment agreements, if Dr. Pizzuti’s or Mr. Knight’s employment is or was, as applicable, terminated by us other than for cause or by them for good reason within 12 months after a change in control, in lieu of the severance benefits described above, they are entitled to the following payments and benefits, subject to their timely execution and non-revocation of a general release of claims in favor of the Company and their continued compliance with the restrictive covenants set forth in their employment agreements: (1) their Accrued Amounts; (2) a payment equal to 12 months of their then-current base salary and target annual bonus payable in a lump sum payment 60 days following the termination date; (3) a lump sum payment equal to their target annual bonus, payable within 60 days following the termination date, (4) reimbursement for monthly COBRA premiums paid by Dr. Pizzuti and Mr. Knight for up to 12 months following the date of termination or, if earlier, up to the date they become eligible to receive equivalent or increased health plan coverage by means of subsequent employment or self-employment; and (5) accelerated vesting of all outstanding stock options and time-based equity awards; provided, however, that all outstanding equity awards that vest based on the attainment of performance goals shall remain outstanding and shall vest or be forfeited in accordance with the terms of their applicable award agreements.
In addition, the employment agreements provide that, in the event of Dr. Pizzuti’s or Mr. Knight’s termination of employment by reason of their death or permanent disability, they shall be entitled to the following payments and benefits:

(1) their Accrued Amounts; and (2) a lump sum payment equal to the annual bonus that they would have earned in the applicable calendar year based on the achievement of performance goals for such year, prorated for the number of days in the year in which they were employed by us.
The employment agreements provide that, in the event we terminate Dr. Pizzuti’s or Mr. Knight’s employment for cause or they terminate their employment without good reason, they are entitled to receive their Accrued Amounts.
Defined Terms Applicable to Executive Employment Arrangements
For purposes of Dr. Struthers, Mr. Schilke, Mr. Wilson, and Dr. Betz’s employment agreements, “cause” means any of the following: (1) the commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act, that causes material harm to us or any successor or affiliate; (2) conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (3) any intentional unauthorized use or disclosure of our confidential information or trade secrets; (4) gross negligence, insubordination or material violation of any duty of loyalty to us or any successor or affiliate, or any other material misconduct; (5) ongoing and repeated failure or refusal to perform or neglect of duties, which failure, refusal or neglect continues for 15 days following receipt of written notice from the Board (or in the case of Mr. Schilke, Mr. Wilson or Dr. Betz, our CEO) stating with specificity the nature of such failure, refusal or neglect; or (6) intentional, material breach of any company policy or any contract or agreement between the executive and us.
For purposes of Dr. Struthers, Mr. Schilke, Mr. Wilson, and Dr. Betz’s employment agreements, “change in control” has the same meaning given to such term in our 2018 Plan, as described below.
For purposes of Dr. Struthers, Mr. Schilke, Mr. Wilson, and Dr. Betz’s employment agreements, “good reason” means the occurrence of any of the following events or conditions without the executive’s written consent: (1) a material diminution in authority, duties or responsibilities; (2) a material diminution in base compensation, unless such a reduction is imposed across-the-board to our senior management; (3) for Mr. Schilke, a relocation of his principal place of employment by more than 50 miles, or for Dr. Betz, a material change in the geographic location at which the executive must perform his or her duties; or (4) any other action or inaction that constitutes a material breach by us or any successor or affiliate of our obligations under the employment agreement. The executive must provide written notice to us of the occurrence of any of the foregoing events or conditions within 60 days of the occurrence of such event and we will have a period of 30 days to cure such event or condition after receipt of such notice. An executive’s separation from service by reason of resignation for good reason must occur within 30 days following the expiration of the foregoing 30-day cure period.
For purposes of Dr. Pizzuti’s and Mr. Knight’s employment agreements, “cause” means any of the following: (1) failure to perform their duties (other than any such failure resulting from incapacity due to physical or mental illness); (2) failure to comply with any valid and legal directive of the Chief Executive Officer; (3) willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates; (4) embezzlement, misappropriation, or fraud, whether or not related to their employment with the Company; (5) a conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs their ability to perform services for the Company, or results in reputational or financial harm to the Company or its affiliates; (6) a material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; willful unauthorized disclosure of confidential information; or a material breach of any material obligation under their employment agreements or any other written agreement between them and the Company.
For purposes of Dr. Pizzuti’s and Mr. Knight’s employment agreements, “change in control” means any of the following: (1) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock; (2) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 50% or more of the total voting power of the Company's stock; (3) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (4) the sale of all or substantially all of the Company's assets.

For purposes of Dr. Pizzuti and Mr. Knight’s employment agreements, “good reason” means any of the following: (1) a material reduction in their base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (2) a relocation of their principal place of employment by more than 100 miles; (3) any material breach by the Company of any material provision of their employment agreements; (4) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform their employment agreements in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (5) a material, adverse change in their authority, duties, or responsibilities (other than temporarily while they are physically or mentally incapacitated or as required by applicable law) taking into account the Company's size, status as a public company, and capitalization; or (6) a material adverse change in their applicable reporting structure.
Consulting Agreement with Mr. Wilson
Mr. Wilson ceased serving as the Chief Financial Officer of the Company on February 28, 2025, after which he remained with the Company as an employee to assist with the transition of his duties. On April 1, 2025, the Company entered into a consulting agreement with Mr. Wilson, pursuant to which Mr. Wilson resigned as an employee of the Company, effective April 1, 2025, and agreed to provide certain services to the Company regarding matters relating to accounting and finance, effective April 1, 2025 through April 1, 2026. The consulting agreement provides that it may be renewed on the same terms and conditions for an additional six-month period if mutually agreed upon by the parties in writing, or may be earlier terminated in accordance with the terms set forth therein (the term of the consulting agreement, including any extensions, the “consulting period”). On termination of the consulting period, Mr. Wilson is entitled to payment of any fees payable for work performed through the date of termination as well as payment of any outstanding reimbursable costs or expenses.
Pursuant to the consulting agreement, Mr. Wilson will receive compensation of $300 per hour of services performed, as well as reimbursement for reasonable travel and out-of-pocket expenses incurred in performing such services. In addition, in accordance with the terms of the Company’s equity plans and the applicable award agreements thereunder, as modified pursuant to the consulting agreement, certain of Mr. Wilson’s outstanding equity awards will continue to vest during the term of the consulting agreement, provided that, if Mr. Wilson’s continued service with the Company is terminated for death, disability or not for cause (as such terms are in the applicable Company equity plan), any outstanding and unvested equity awards held by him that would otherwise vest through the end of the applicable consulting period shall automatically become vested and, if applicable, exercisable, subject to Mr. Wilson’s execution and non-revocation of a release of claims in favor of the Company. In addition, upon a change in control (as defined in the applicable Company equity plan), any outstanding but unvested equity awards held by Mr. Wilson that would otherwise vest through the end of the applicable consulting period will automatically vest if such awards are not assumed, substituted or continued by the acquiror and Mr. Wilson continues to provide services following such change in control. Further, any vested and outstanding stock options held by Mr. Wilson as of the end of the consulting period will remain exercisable for three years following such date, or the original term of such stock options, if earlier, provided that all outstanding stock options shall be immediately forfeited upon Mr. Wilson’s termination for cause.
Transition Agreement and Advisor Agreement with Dr. Pizzuti
On December 16, 2025, the Company entered into a Transition and Separation Agreement with Dr. Pizzuti, pursuant to which Dr. Pizzuti stepped down from her position as Chief Medical and Development Officer of the Company effective December 31, 2025. Dr. Pizzuti will continue her employment with the Company in the role of Strategic Regulatory and Development Advisor beginning January 1, 2026 through March 31, 2026 (the “transition period”). In lieu of the post-termination benefits provided under her employment agreement, Dr. Pizzuti is entitled to receive (1) a lump sum cash severance payment of $577,000 (equal to 12 months of base salary), (2) her fiscal year 2025 annual bonus based on the achievement of the Company’s performance goals in an amount determined by the Company consistent with bonuses paid to other executives of the Company and with individual performance goals deemed achieved at “target” levels, (3) a prorated cash bonus for 2026 based on the number of calendar days she was employed by the Company in 2026 and with the amount earned determined by the Company consistent with bonuses paid to other executives of the Company, and with individual performance goals deemed achieved at “target” levels, (4) reimbursement of COBRA premiums for up to 12 months following the end of the transition period, (5) reimbursement of up to $15,000 in legal fees, and (6) payment of up to $6,500 for a Board training course.
The Company also entered into an Advisor Agreement with Dr. Pizzuti, pursuant to which she will provide advisory services at a rate of $600 per hour, for up to 20 hours per month and no less than 10 hours per month, beginning April 1, 2026 through March 30, 2028, subject to renewal for one additional year at the Company’s election (the “advisory period”). Certain of Dr. Pizzuti’s outstanding equity awards will continue to vest without a deemed break in service during the advisory period. In addition, upon a change in control (as defined in the applicable Company equity plan), any outstanding but unvested equity awards held by Dr. Pizzuti that would otherwise vest through the end of the advisory period will automatically vest if such awards are not assumed, substituted or continued by the acquiror and Dr. Pizzuti continues to provide the advisory services until such change in control. Further, any vested and outstanding stock options held by Dr. Pizzuti as of the end of the advisory period will remain exercisable until the first to occur of (i) three years following the date on which the advisory agreement is terminated other than for cause (as defined therein), (ii) the date on which the advisory agreement is terminated for cause and (iii) the tenth anniversary of the grant date thereof.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth specified information regarding the outstanding equity awards held by our named executive officers at December 31, 2025.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
R. Scott Struthers, Ph.D.	2/20/2025	65,208	247,792	(2)	36.86	2/20/2035	89,000		4,142,950
	3/4/2024	105,000	135,000	(2)	43.51	3/4/2034	48,750		2,269,313
	3/1/2023	197,793	89,907	(2)	19.64	3/1/2033	30,826		1,434,950
	2/28/2022	238,816	10,384	(2)	20.02	2/29/2032	13,350		621,443
	2/26/2021	265,600	—		15.29	2/26/2031	—		—
	2/24/2020	200,000	—		22.61	2/24/2030	—		—
	3/8/2019	176,250	—		25.19	3/8/2029	—		—
Tobin Schilke	3/10/2025	—	80,000	(3)	33.75	3/10/2035	52,000	(5)	2,420,600
Dana Pizzuti, M.D.	2/20/2025	13,541	51,459	(2)	36.86	2/20/2035	43,000		2,001,650
	3/4/2024	38,062	48,938	(2)	43.51	3/4/2034	17,250		802,988
	3/1/2023	11,937	6,563	(2)	19.64	3/1/2033	2,250		104,738
	10/10/2022	25,917	43,125	(3)	16.89	10/10/2032	—		—
Stephen F. Betz, Ph.D.	2/20/2025	13,541	51,459	(2)	36.86	2/20/2035	43,000		2,001,650
	3/4/2024	38,062	48,938	(2)	43.51	3/4/2034	17,250		802,988
	3/1/2023	75,625	34,375	(2)	19.64	3/1/2033	11,800		549,290
	2/28/2022	73,791	3,209	(2)	20.02	2/29/2032	4,125		192,019
	9/10/2021	15,000	—		23.19	9/10/2031	—		—
	2/26/2021	85,000	—		15.29	2/26/2031	—		—
	2/24/2020	60,000	—		22.61	2/24/2030	—		—
	3/8/2019	56,250	—		25.19	3/8/2029	—		—
	5/25/2018	74,540	—		9.28	5/24/2028	—		—
	3/17/2018	90,514	—		1.91	3/16/2028	—		—
Jeff Knight	2/20/2025	13,541	51,459	(2)	36.86	2/20/2035	43,000		2,001,650
	3/4/2024	38,062	48,938	(2)	43.51	3/4/2034	17,250		802,988
	3/1/2023	56,875	28,438	(2)	19.64	3/1/2033	14,750		686,613
	2/28/2022	19,250	963	(2)	20.02	2/29/2032	1,238		57,629
	9/1/2021	112,501	—		23.98	9/1/2031	—		—
Marc Wilson	3/4/2024	41,781	53,719	(2)	43.51	3/4/2034	19,125		890,269
	3/1/2023	—	35,266	(2)	19.64	3/1/2033	12,100		563,255
	2/28/2022	42,208	3,792	(2)	20.02	2/29/2032	4,875		226,931
	2/24/2020	69,422	—		22.61	2/24/2030	—		—
	3/8/2019	55,919	—		25.19	3/8/2029	—		—
(1)Market value is calculated based on the closing price of our common stock of $46.55 per share on December 31, 2025, the last trading day of 2025, times the number of shares subject to the stock award.
(2)The stock options vest over a period of four years from the date of grant in equal monthly installments, subject to the executive's continuous service through each vesting date. The stock options have a term of ten years from the date of grant. Vesting of each stock option is contingent upon the named executive officer’s continued service, except as may be accelerated on certain events described above under “—Discussion of Summary Compensation and Grants of Plan Based Awards Tables—Employment Agreements,” “—Discussion of Summary Compensation and Grants of Plan Based Awards Tables—Consulting Agreement with Mr. Wilson” and “—Potential Payments Upon Termination or Change in Control” described below.
(3)The stock options granted to Mr. Schilke and Dr. Pizzuti vest over a period of four years, with 25% of the options vesting on the first anniversary of the executive officers’ commencement of employment and the remainder vesting in equal monthly installments over the three years thereafter. The stock options have a term of ten years from the date of grant. Vesting of each stock option is contingent upon the named executive officer’s continued service, except as may be accelerated on certain events described above under “—Discussion of Summary Compensation and Grants of Plan Based Awards Tables—Employment Agreements” and under “—Potential Payments Upon Termination or Change in Control” described below.
(4)The RSUs vest in a series of four successive equal annual installments on each March 15 of the first four calendar years following the calendar year in which the grant date occurs. Vesting of each RSU is contingent upon the named executive officer’s continued service, except as may be accelerated on certain events described above under “—Discussion of Summary Compensation and Grants of Plan Based Awards Tables—Employment Agreements” and under “—Potential Payments Upon Termination or Change in Control” described below.
(5)The RSUs for Mr. Schilke vest in a series of four successive equal annual installments on each March 1 of the first four calendar years following the calendar year in which the grant date occurs. Vesting of each RSU is contingent upon the named executive officer’s continued service, except as may be accelerated on certain events described above under “—Discussion of Summary Compensation and Grants of Plan Based Awards Tables—Employment Agreements” and under “—Potential Payments Upon Termination or Change in Control” described below.
Option Exercises and Stock Vested
The following table sets forth information regarding option exercises during 2025 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
R. Scott Struthers, Ph.D.	126,012	3,829,604	45,012	1,551,564
Tobin Schilke	—	—	—	—
Dana Pizzuti, M.D.	72,500	1,610,289	6,875	236,981
Stephen F. Betz, Ph.D.	106,170	3,374,251	15,775	543,764
Jeff Knight	—	—	14,363	495,093
Marc Wilson	243,344	6,612,454	17,300	596,331
(1)The amount shown for value realized on exercise of stock options equals (i) the number of shares of our common stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the day of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the day of exercise, the market price was determined as the closing price of the stock on the Nasdaq Stock Market on the exercise date.
(2)The amount shown for value realized on vesting equals the (i) the number of shares of our common stock underlying RSU awards which vested, multiplied by (ii) the market price of the shares on the date of vesting.
Potential Payments Upon Termination or Change in Control
The following table summarizes the potential payments to our named executive officers in four scenarios: (1) upon termination by us without cause or the executive’s resignation for good reason apart from a change in control (“CIC”); (2) upon termination by us following the executive’s permanent disability or as a result of the executive’s death; (3) upon termination by us without cause or the executive’s resignation for good reason within three months prior to or 12 months following a CIC; or (4) in the event of a CIC without a termination of employment or service, as applicable. The table assumes that the termination of employment or CIC, as applicable, occurred on December 31, 2025. The definitions of “cause”, “disability”, “good reason” and “target bonus” are contained in the applicable employment agreement or consulting agreement for each of our named executive officers, which are described above under the headings “— Employment Agreements” and “— Consulting Agreement with Mr. Wilson.” As described above, Mr. Wilson ceased serving as the Chief Financial Officer of the Company on February 28, 2025, and subsequently entered into a consulting agreement with the Company effective April 1, 2025. Mr. Wilson did not receive any severance payments in connection with his transition. The table below describes Mr. Wilson’s entitlements under his consulting agreement, under the assumptions set forth above.

Triggering Event	Lump Sum Cash Severance ($)(1)	Accelerated Options ($)(2)	Accelerated RSUs ($)(3)	Health Benefits ($)(4)	Total ($)
R. Scott Struthers, Ph.D.
Involuntary Termination Without Cause/Resignation for Good Reason Apart from a CIC	730,000	3,151,632	3,131,093	29,752	7,042,477
Death/Disability	—	5,506,389	8,468,655	—	13,975,044
Involuntary Termination Without Cause/Resignation for Good Reason in Connection with a CIC	1,569,500	5,506,389	8,468,655	44,628	15,589,172
CIC Only (Continued Employment)	—	5,506,389	8,468,655	—	13,975,044
Tobin Schilke
Involuntary Termination Without Cause/Resignation for Good Reason Apart from a CIC	609,386	—	—	28,005	637,391
Death/Disability	206,056	1,024,000	2,420,600	—	3,650,656
Involuntary Termination Without Cause/Resignation for Good Reason in Connection with a CIC	987,386	1,024,000	2,420,600	37,340	4,469,326
CIC Only (Continued Employment)	—	1,024,000	2,420,600	—	3,444,600
Dana Pizutti, M.D. (5)
Involuntary Termination Without Cause/Resignation for Good Reason Apart from a CIC	692,400	—	—	30,323	722,723
Death/Disability	258,000	—	—	—	258,000
Involuntary Termination Without Cause/Resignation for Good Reason in Connection with a CIC	1,096,300	2,103,107	2,909,375	40,431	6,149,213
CIC Only (Continued Employment)	—	2,103,107	2,909,375	—	5,012,482
Stephen F. Betz, Ph.D.
Involuntary Termination Without Cause/Resignation for Good Reason Apart from a CIC	525,000	984,891	1,234,739	—	2,744,630
Death/Disability	—	1,657,575	3,545,946	—	5,203,521
Involuntary Termination Without Cause/Resignation for Good Reason in Connection with a CIC	761,250	1,657,575	3,545,946	—	5,964,771
CIC Only (Continued Employment)	—	1,657,575	3,545,946	—	5,203,521
Jeff Knight (6)
Involuntary Termination Without Cause/Resignation for Good Reason Apart from a CIC	618,000	—	—	19,503	637,503
Death/Disability	236,006	—	—	—	236,006
Involuntary Termination Without Cause/Resignation for Good Reason in Connection with a CIC	978,500	1,438,224	3,548,879	26,004	5,991,607
CIC Only (Continued Employment)	—	1,438,224	3,548,879	—	4,987,103
Marc Wilson (7)
Involuntary Termination Without Cause/Apart from a CIC	—	371,809	805,315	—	1,177,124
Death/Disability	—	371,809	805,315	—	1,177,124
Involuntary Termination Without Cause/In Connection with a CIC	—	371,809	805,315	—	1,177,124
CIC Only (Continued Services)	—	371,809	805,315	—	1,177,124
(1)Represents 9 months base salary (12 months for Drs. Betz and Struthers) in the event of an involuntary termination or resignation for good reason, which amounts are increased to 12 (18 months for Dr. Struthers) in the event of an involuntary termination or resignation for good reason within 12 months following a change in control. Also includes a target bonus for an involuntary termination or resignation for good reason for Mr. Schilke, Dr. Pizzuti and Mr. Knight. Also includes two times the target bonus for an involuntary termination or resignation for good reason within 12 months following a change in control Mr. Schilke, Dr. Pizzuti and Mr. Knight (for Mr. Schilke, one of the target amounts is prorated for the number of days in the year in which he was employed by us). Amounts in the “Death/Disability” row for Mr. Schilke, Dr. Pizzuti and Mr. Knight

represent a lump sum payment equal the annual incentive award that they would have earned in the applicable calendar year based on the achievement of performance goals for such year, prorated for the number of days in the year in which they were employed by us. For purposes of the table above, such amounts represent their 2025 annual incentive award. All cash severance payments are paid in a lump sum. Mr. Wilson is not entitled to any lump sum cash severance under the consulting agreement upon early termination for any reason.
(2)The value attributable to the accelerated options represents the excess of the fair market value of our common stock of $46.55 on December 31, 2025, over the exercise price of the unvested options the vesting of which accelerates in connection with the applicable triggering event. In the event of an involuntary termination without cause or resignation for good reason apart from a CIC and death/disability, shares subject to acceleration represent the vesting and exercisability of outstanding unvested options as to the number of options that would have vested over the applicable severance period had such officer remained continuously employed by us during such period (or, for Mr. Wilson, through April 1, 2026). In the event of a change in control, an executive’s equity awards will vest upon the earliest of (a) the executive’s termination without cause or resignation for good reason or (b) the first anniversary of the change in control. The change in control values above reflect the value of the accelerated vesting of all outstanding equity awards held by the executive officer as of December 31, 2025, since such awards would vest on the first anniversary of the closing of the change in control absent an earlier involuntary termination.
(3)Represents the aggregate value of the accelerated vesting of RSU awards, calculated by multiplying the fair market value of our common stock of $46.55 on December 31, 2025, by the number of RSUs the vesting of which accelerates in connection with the applicable triggering event. In the event of an involuntary termination without cause or resignation for good reason apart from a CIC and death/disability, shares subject to acceleration represent the vesting and exercisability of outstanding unvested RSUs as to the number of RSUs that would have vested over the applicable severance period had such officer remained continuously employed by us during such period (or, for Mr. Wilson, through April 2026). In the event of a change in control, an executive’s equity awards will vest upon the earliest of (a) the executive’s termination without cause or resignation for good reason or (b) the first anniversary of the change in control. The change in control values above reflect the value of the accelerated vesting of all outstanding equity awards held by the executive officer as of December 31, 2025, since such awards would vest on the first anniversary of the closing of the change in control absent an earlier involuntary termination. Mr. Wilson is not eligible for health insurance or other employee fringe benefits under the consulting agreement.
(4)Represents the value of the continuation of health benefits for the applicable severance period following the date of the named executive officer’s termination. Represents 9 months health benefits continuation (12 months for Dr. Struthers) in the event of an involuntary termination or resignation for good reason, which amounts are increased to 12 months and 18 months, respectively, in the event of an involuntary termination or resignation for good reason within 12 months following a change in control.
(5)As noted above, Dr. Pizzuti stepped down from her position as Chief Medical and Development Officer of the Company effective December 31, 2025, and subsequently became entitled to the severance payments described in “— Transition Agreement and Advisor Agreement with Dr. Pizzuti” above, in lieu of the post-termination benefits set forth in her employment agreement.
(6)As noted above, Mr. Knight stepped down as Chief Development and Operating Officer of the Company effective April 10, 2026.
(7)As noted above, Mr. Wilson stepped down from his position as Chief Financial Officer of the Company effective February 28, 2025, and subsequently became entitled to the benefits as described in “— Consulting Agreement with Mr. Wilson” above, in lieu of the post-termination benefits set forth in his employment agreement.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer.
For the year ended December 31, 2025, the annual total compensation of our median employee was $325,071 and the annual total compensation of Dr. Struthers was $11,628,959. The ratio of these amounts is 1 to 36.
We determined that, as of December 31, 2025, our employee population consisted of approximately 592 individuals, including full time, part-time regular and temporary employees, but excluding Dr. Struthers. For 2025, we identified the median employee using cash compensation, defined as wages and cash bonus, rather than W‑2 wages, which we used in 2024. We made this change to better reflect annual cash compensation for our workforce. The measure was applied consistently to all eligible employees. The resulting CEO pay ratio remains consistent and comparable to the ratio calculated using the prior methodology. We did not make any cost-of-living adjustments in identifying the median employee. Equity awards were excluded solely for purposes of identifying the median employee but were included in the calculation of annual total compensation in accordance with Item 402(c)(2)(x) of Regulation S‑K.
With respect to the total annual compensation of the median employee, we identified and calculated the elements of such employee’s compensation for fiscal year 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $325,071.

With respect to the annual total compensation of Dr. Struthers, we used the amount reported in the “Total” column of our fiscal year 2025 Summary Compensation Table included in this Proxy Statement. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. SEC regulations permit companies to adopt a variety of methodologies, apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices and other factors unique to their workforce and business operations when calculating their pay ratio. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Pay Versus Performance
In accordance with the pay versus performance (“PvP”) disclosure requirements in Item 402(v) of Regulation S-K, this section presents information that describes the relationship between Compensation Actually Paid (“CAP”), as that term is defined under the rules prescribed by Item 402(v), to the Company’s CEO, other named executive officers as a group, and certain financial performance measures of the Company.
While the compensation committee (or Board for our CEO) makes executive compensation decisions after considering a variety of factors, including corporate and individual performance, the decisions of the compensation committee and Board in 2025 were made independently of these PvP disclosure requirements. For more information regarding our executive compensation program and related decisions, please refer to Executive Compensation – Compensation Discussion & Analysis.
The following table sets forth information for each applicable year regarding the CAP of our CEO, R. Scott Struthers, and of our other named executive officers (“NEOs”) as a group, as well as certain Company financial performance measures, including our total shareholder return (“TSR”), the TSR of the NASDAQ Biotechnology Index (our Company-Selected Peer Group), and our net loss.

					Value of Initial $100 Investment in:
Year	Summary Compensation Table Total for R. Scott Struthers ($)	Compensation Actually Paid to R. Scott Struthers ($)(1)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(1)(2)(3)	Total Shareholder Return ($)	NASDAQ Biotechnology Index ($)	Net Loss (in millions) ($)
2025	11,628,959	8,080,527	3,835,487	2,222,031	329.91	124.75	465.3
2024	10,533,579	19,086,178	4,222,888	7,256,293	362.37	93.49	298.4
2023	5,747,994	13,887,105	2,248,181	4,887,985	252.16	94.03	214.5
2022	5,602,127	1,612,776	2,702,709	2,001,359	129.70	89.90	163.9
2021	4,144,049	10,295,914	2,518,566	3,812,974	201.35	100.02	107.6
(1)Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	2025		2024		2023		2022		2021
Adjustments	Struthers, R. Scott ($)	Average Non-CEO NEOs ($)	Struthers, R. Scott ($)	Average Non-CEO NEOs ($)	Struthers, R. Scott ($)	Average Non-CEO NEOs ($)	Struthers, R. Scott ($)	Average Non-CEO NEOs ($)	Struthers, R. Scott ($)	Average Non-CEO NEOs ($)
Total Compensation from Summary Compensation Table	11,628,959	3,835,487	10,533,579	4,222,888	5,747,994	2,248,181	5,602,127	2,702,709	4,144,049	2,518,566
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(10,441,104)	(3,142,694)	(9,468,950)	(3,494,013)	(4,769,655)	(1,598,250)	(4,731,436)	(2,158,041)	(3,236,940)	(2,092,355)
Year-end fair value of unvested awards granted in the current year	11,438,504	3,075,188	9,681,481	3,569,042	8,240,083	2,764,469	3,491,978	1,935,411	5,006,084	2,704,739
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(1,991,531)	(582,292)	4,465,020	1,605,266	3,569,336	1,132,191	(1,875,193)	(334,059)	2,365,149	353,344
Fair values at vest date for awards granted and vested in current year	1,250,948	155,859	1,472,591	546,838	803,078	262,444	694,519	117,051	923,354	205,709
Difference in fair values between prior year-end fair values and vest	(3,805,249)	(1,119,517)	2,402,457	806,272	296,269	78,950	(1,569,219)	(261,712)	1,094,218	122,971
Total Adjustments for Equity Awards	(3,548,432)	(1,613,456)	8,552,599	3,033,405	8,139,111	2,639,804	(3,989,351)	(701,350)	6,151,865	1,294,408
Total Compensation Actually Paid	8,080,527	2,222,031	19,086,178	7,256,293	13,887,105	4,887,985	1,612,776	2,001,359	10,295,914	3,812,974
(2a)    The following summarizes the valuation assumptions used for stock option awards included as part of CAP:
•Expected life of each stock option is based on the "simplified method" using an average of the remaining vest and remaining term, as of the vest/fiscal year-end date.
•Strike price is based on each grant date closing price and asset price is based on each vest/fiscal year-end closing price.
•Risk free rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the vest/fiscal year-end date.
•Historical volatility is based on daily price history for each expected life (years) prior to each vest/fiscal year-end date. Closing prices provided by S&P Capital IQ are adjusted for dividends and splits.
•Represents annual dividend yield on each vest/fiscal year-end date.
(2b)    Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was     determined by reference to (i) for RSU awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); and (ii) for stock options, a Black Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and prior fiscal years.
(3)    Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average CAP for the following executives by year:

Year	Non-CEO NEOs
2025	Tobin Schilke, Marc Wilson, Dana Pizzuti, Stephen F. Betz, and Jeff Knight
2024	Marc Wilson, Dana Pizzuti, Stephen F. Betz, and Jeff Knight
2023	Marc Wilson, James Hassard, Stephen F. Betz, Jeff Knight, and Alan Krasner
2022	Marc Wilson, James Hassard, Dana Pizzuti and Stephen F. Betz
2021	Marc Wilson, Ajay Madan and Jeff Knight

Pay Versus Performance Tabular List
We do not use any financial performance measures in determining executive compensation, other than stock price, given that the value to be delivered pursuant to the equity awards granted to our named executive officers is dependent on our future stock price. Pursuant to SEC guidance, stock price is not a permissible “Company Selected Measure.” As a result, we do not have a Company Selected Measure to reflect in the table above.
Equity Grant Practices
As discussed in the Compensation Discussion and Analysis, equity awards, including stock option awards, granted as part of annual total compensation for senior leaders and other employees, are approved by the compensation committee on or before the grant date. The compensation committee’s general practice is to complete its annual executive compensation review and determine performance goals and target compensation for our NEOs, following which they approve equity awards for NEOs as well as any other stock option award recipients, typically in late February or early March. On occasion, the compensation committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention, or other purposes. While the compensation committee has discretionary authority to grant equity awards outside of the cycle described above, it does not have a practice or policy of granting equity awards in anticipation of the release of material non-public information and we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally affects the value of executive compensation.
The following table contains information required by Item 402(x) of Regulation S-K about stock options granted to our NEOs in the last completed fiscal year during the period from four business days before to one business day after the filing of a Current Report Form 8-K that disclosed material nonpublic information. Pursuant to this SEC rule, we are providing the following information relating to stock options awarded to our NEOs, excluding Mr. Schilke, on February 20, 2025, two business days before the date the Company filed its Current Report Form 8-K on February 24, 2025. Mr. Schilke's March 10, 2025 stock option grants were not within the applicable timing period described in Item 402(x) of Regulation S‑K. The exercise price of the stock options was based on the closing price of a share of our common stock on the date of grants of the respective options. The Company did not grant any stock options to NEOs of the Company in the last completed fiscal year during the period from four business days before to one business day after the filing of any of the Company’s Quarterly Reports on Form 10-Q, or the filing of the Company’s Annual Report on Form 10-K.

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/sh)	Grant Date Fair Value of the Award ($)	Percentage change in the
closing market price of
the securities underlying the award
between the trading day ending
immediately prior to the disclosure
of material nonpublic information
and the trading day beginning
immediately following the disclosure
					of material nonpublic information
R. Scott Struthers, Ph.D.	2/20/2025	313,000	36.86	7,160,564	-13.77%
Tobin Schilke	3/10/2025	80,000	33.75	1,670,920	N/A
Dana Pizzuti, M.D.	2/20/2025	65,000	36.86	1,487,018	-13.77%
Stephen F. Betz, Ph.D.	2/20/2025	65,000	36.86	1,487,018	-13.77%
Jeff Knight	2/20/2025	65,000	36.86	1,487,018	-13.77%

Equity Compensation Plan Information

	(A) Number of securities to be issued upon exercise of outstanding options, warrants, rights and vesting of RSUs	(B) Weighted average per share exercise price of outstanding options, warrants and rights	(C) Number of Securities remaining available under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders:
2015 Stock Incentive Plan	250,616	$6.68	—
2018 Incentive Award Plan	10,124,653	$29.05	5,494,874	(1)
2018 Employee Stock Purchase Plan	—	—	2,773,650	(2)
Total equity compensation plans approved by security holders	10,375,269	$28.40	8,268,524
Equity compensation plans not approved by security holders:
2021 Employment Inducement Incentive Award Plan	5,577,538	$31.52	1,982,536	(3)
(1)With respect to the 2018 Plan, represents 5,494,874 shares available for issuance under the 2018 Plan as of December 31, 2025. This amount does not include any additional shares that may become available for future issuance under the 2018 Plan pursuant to the automatic increase to the share reserve on January 1 of each of our calendar years through 2028 by the number of shares equal to the lesser of (i) 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as is determined by our Board.
(2)With respect to the 2018 Employee Stock Purchase Plan (the “2018 ESPP”), represents 2,773,650 shares available for issuance under such plan as of December 31, 2025, all of which were eligible to be purchased during the offering period in effect on such date. This amount does not include any additional shares that may become available for future issuance under the 2018 ESPP pursuant to the automatic increase to the share reserve on January 1 of each of our calendar years through 2028 by the number of shares equal to the lesser of (i) 1% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as is determined by our Board.
(3)With respect to the 2021 Employment Inducement Incentive Award Plan (the “Inducement Plan”), represents 1,982,536 shares available for issuance under such plan as of December 31, 2025. The Company adopted the Inducement Plan in December 2021. The terms of the Inducement Plan are substantially similar to the terms of our 2018 Incentive Award Plan with the exception that awards may only be made to an employee who has not previously been an employee or member of our Board if the award is in connection with commencement of employment. A total of 1,840,775 shares were granted under the Inducement Plan during the year ended December 31, 2025. The material features of our Inducement Plan are more fully described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We describe below the transactions and series of similar transactions, since January 1, 2025, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital shareholders or any member of their immediate family had or will have a direct or indirect material interest.
Director and Executive Officer Compensation
Please see “Proposal 1—Director Compensation” for additional information regarding compensation of our directors. Please see “Compensation Discussion and Analysis” for additional information regarding compensation of our executive officers.
Employment Agreements
We have entered into employment agreements with our named executive officers and certain other executives. For more information regarding these agreements, see “Compensation Discussion and Analysis—Employment Agreements.”
Indemnification
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts. incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
Stock Option Grants to Executive Officers and Directors
We have granted stock options to our executive officers and certain of our directors as more fully described in the section entitled “Compensation Discussion and Analysis” and “Proposal 1—Director Compensation.”
Radionetics Oncology, Inc.
We formed Radionetics Oncology, Inc. (“Radionetics”), in October 2021, together with 5AM Ventures and Frazier Healthcare Partners. In connection with the formation of Radionetics, we entered into a Collaboration and License Agreement with Radionetics granting Radionetics an exclusive world-wide license to certain targets for the development of radiotherapeutics and related radio-imaging agents. As of December 31, 2025, we had an approximate 25% ownership stake in Radionetics consisting of common and preferred stock. In addition to our equity stake in Radionetics, Crinetics is eligible to receive total potential sales milestones in excess of $300.0 million and single-digit royalties on net sales of the licensed targets.
R. Scott Struthers, Ph.D., our President and Chief Executive Officer, serves as chairperson of the Radionetics’ board of directors, as Crinetics’ board designee. Pursuant to such arrangement, Dr. Struthers received 1,000,000 shares of restricted common stock of Radionetics, which vest ratably over 36 months, subject to continued service, and receives a $50,000 annual retainer for his service as a board member of Radionetics.
Related Party Employment
In August 2025, the Company hired Giovana Vivaldi, the daughter of Rogério Vivaldi Coelho, M.D, a member of our Board, as an endocrinology clinical educator. The hiring process was competitive and she was chosen for her demonstrated skills and qualifications. For the year ended December 31, 2025, Ms. Vivaldi's annual compensation was approximately $134,000, which included her salary, the grant date fair value of her restricted stock units and stock option awards, and other allowances. Other allowances include auto and internet allowances and Massachusetts Paid Family and

Medical Leave contributions. This compensation is comparable to the total compensation received by all other new hire endocrinology clinical educators.
Policies and Procedures Regarding Related Party Transactions
Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All transactions described in this section were reviewed and approved by the audit committee in accordance with this policy.

SHAREHOLDER PROPOSALS
Our amended and restated bylaws provide that, for shareholder nominations to our Board or other proposals to be considered at an annual meeting, the shareholder must give timely notice thereof in writing to the Corporate Secretary at Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121.
To be timely for the 2027 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 18, 2027 and March 20, 2027. A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting the information required by our amended and restated bylaws, a copy of which is available as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 12, 2023, which includes certain requirements regarding the form and content of a shareholder’s notice.
Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2027 Annual Meeting of Shareholders must be received by us no later than December 30, 2026 in order to be considered for inclusion in the Company’s proxy materials for that meeting.
In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with additional requirements of Rule 14a-19(b) of the Exchange Act.

ANNUAL REPORT
A copy of our Annual Report on Form 10-K for the year ended December 31, 2025 is available without charge upon written request to Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121, Attention: Corporate Secretary. The Company makes available free of charge on its website all of its filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These materials can be found at www.crinetics.com in the “Investors” section. Our Annual Report on Form 10-K does not constitute, and should not be considered, a part of this proxy solicitation material.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for notices of internet availability of proxy materials or other proxy materials with respect to two or more shareholders sharing the same address by delivering a single Notice or other proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are Crinetics shareholders will be “householding” our proxy materials. A single Notice or other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or other proxy materials, please notify the Company or your broker by written or oral request and such separate copies will be delivered promptly. Direct your written request to Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121, Attention: Corporate Secretary or by calling (858) 450-6464. Shareholders who currently receive multiple copies of the Notice or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers or send a written request to Crinetics Pharmaceuticals, Inc. at the address above or by calling (858) 450-6464.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ R. Scott Struthers, Ph.D.
R. Scott Struthers, Ph.D.
President, Chief Executive Officer and Director

San Diego, California
April 29, 2026

Crinetics Pharmaceuticals

CRINETICS PHARMACEUTICALS, INC.
COMPUTERSHARE
P.O. BOX 43006
PROVIDENCE, RI 02940-3006

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CRNX2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
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V90353-P48228 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CRINETICS PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Withhold**
1a. Caren Deardorf	☐	☐
1b. Weston Nichols, Ph.D.	☐	☐
1c. Stephanie S. Okey, M.S.	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting or any one or more continuations, adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting and Proxy Statement & Annual Report on Form 10-K
are available at www.proxyvote.com.

V90354-P48228

CRINETICS PHARMACEUTICALS, INC.
ANNUAL MEETING OF SHAREHOLDERS
JUNE 18, 2026 8 AM PT (11 AM ET)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) R. Scott Struthers and Tobin Schilke, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CRINETICS PHARMACEUTICALS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8 AM PT (11 AM ET), on June 18, 2026, at www.virtualshareholdermeeting.com/CRNX2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on the reverse side